UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

NOVAGOLD RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

___________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials:
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
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Notice Of

Annual Meeting

Of Shareholders

&

Management

Information Circular

MEETING TO BE HELD MAY 4, 2018

NOVAGOLD RESOURCES INC.

Website: www.novagold.com

Dated March 22, 2018

NOVAGOLD RESOURCES INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 4, 2018
Time:	1:00 p.m. local time
Location:	Hyatt Regency Vancouver Grouse Room 655 Burrard Street Vancouver, British Columbia V6C 2R7 Canada
Record Date:	March 12, 2018

The purposes of the meeting are to:

1.	receive the Annual Report of the Directors of the Company (the “Directors”) containing the consolidated financial statements of the Company for the year ended November 30, 2017, together with the Report of the Auditors thereon;

2.	set the number of Directors of the Company;

3.	elect Directors of the Company for the forthcoming year;

4.	appoint the Auditors of the Company for the forthcoming year and to authorize the Directors through the Audit Committee to fix the Auditors’ remuneration;

5.	consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company’s Named Executive Officers; and

6.	transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The specific details of the matters currently proposed to be put before the Meeting are set forth in the Circular accompanying and forming part of this Notice.

Shareholders of record at the close of business on March 12, 2018 are entitled to receive notice of the Meeting and to vote at the Meeting.

To assure your representation at the Meeting, please complete, sign, date and return the proxy that will be delivered to you separately, whether or not you plan to personally attend. Sending your proxy will not prevent you from voting in person at the Meeting. All proxies completed by registered Shareholders must be returned to the Company:

•	by delivering the proxy to the Company’s transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 2, 2018, at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 no later than May 2, 2018 at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by online proxy via the following website: www.envisionreports.com/novagold_2018 no later than May 2, 2018 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time); or

•	by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, no later than May 2, 2018 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).

Non-registered Shareholders whose shares are registered in the name of an intermediary should carefully follow voting instructions provided by the intermediary. A more detailed description on returning proxies by non-registered Shareholders can be found on page 4 of the attached Circular.

Kingsdale Advisors (“Kingsdale”) is acting as the Company’s strategic shareholder advisor and proxy solicitation agent. If you have any questions, please contact Kingsdale in one of the following ways:

•	call toll free in North America at 1-866-228-8818

•	call collect from outside of North America at 416-867-2272, or

•	send an email to Kingsdale at contactus@kingsdaleadvisors.com.

Your vote is important. We encourage you to vote promptly.

Internet and telephone voting are available through 4:00 p.m. Eastern Time on May 2, 2018.

By Order of the Board of Directors of

NOVAGOLD RESOURCES INC.

Gregory A. Lang

President and Chief Executive Officer

Vancouver, British Columbia

March 22, 2018

LETTER TO SHAREHOLDERS

Dear Fellow Shareholders,

We are pleased to invite you to NOVAGOLD’s 2018 Annual Meeting of Shareholders.

Please read this Circular as it contains important, detailed information about the meeting agenda, who is eligible to vote, how to vote, the Director nominees, our governance practices, and compensation of our executives and Directors.

NOVAGOLD RESOURCES INC. (the “Company,” or “NOVAGOLD”) values engagement with our Shareholders, whether at the annual meeting, at investment conferences, in direct communications, or through the Company’s electronic communications channels. The Company’s Circular provides an important opportunity to reach every Shareholder. This year, we thought it would be helpful to:

1.	summarize the items in this Circular being presented to Shareholders for their vote,

2.	highlight NOVAGOLD’s corporate governance practices, and

3.	describe the Company’s Shareholder engagement program, including the post-2017 annual meeting Shareholder engagement campaign.

We are providing these materials in connection with the solicitation by the NOVAGOLD Board of Directors of proxies to be voted at our 2018 annual meeting of shareholders and at any adjournment or postponement of that meeting. The annual meeting of Shareholders will take place on May 4, 2018 at 1:00 p.m. Pacific Time in the Grouse Room at the Vancouver Hyatt Regency, 655 Burrard Street, Vancouver, British Columbia, Canada.

MATTERS FOR SHAREHOLDER VOTING

At this year’s annual meeting, we are asking our Shareholders to vote on the following matters:

Proposal 1: Setting the Number of Directors

The Board of Directors recommends a vote FOR this proposal. See page 6 for details.

Proposal 2: Election of Directors

The Board of Directors recommends a vote FOR the election of the director nominees named in this proxy statement. See pages 6 - 9 for further information on the nominees.

Proposal 3: Appointment of PricewaterhouseCoopers LLP as independent auditor for 2018

The Board of Directors recommends a vote FOR this proposal. See pages 9 – 10 for details.

Proposal 4: Advisory Approval of Executive Compensation

The Board of Directors recommends a vote FOR this proposal. See pages 10 – 11 for details.

The Board of Directors knows of no other matters to be presented for action at the annual meeting. If any matter is presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all Shareholders. Your signed proxy gives this authority to Dr. Thomas Kaplan, Gregory Lang, David Deisley, or Tricia Pannier.

Please refer to the material on pages 1 – 6 for information about how to cast your vote, who may attend the meeting, and other frequently asked questions.

GOVERNANCE HIGHLIGHTS

NOVAGOLD is committed to maintaining robust corporate governance practices. Strong corporate governance helps us achieve our performance goals and maintain the trust and confidence of our investors, employees, regulatory agencies and other stakeholders. Our corporate governance practices are described in more detail on pages 75 – 86 and on the Governance page of our website at www.novagold.com.

Director Independence

•    8 of our 10 nominees are independent

•    All of our key Board committees (Audit, Compensation, and Corporate Governance and Nominations) are composed exclusively of independent Directors

•    Our CEO is the only executive Director

Board Leadership	• The positions of Chairman and CEO are separated • Our Board has appointed an independent Lead Director
Accountability and Shareholder Rights

•    Extensive Shareholder engagement involved reaching out to holders of approximately 85% of our shares in 2017

•    All Directors stand for election annually

•    In uncontested elections, Directors must be elected by a majority of votes cast

•    Eligible Shareholders may nominate Directors and submit other proposals for consideration at annual meetings; see "Shareholder Proposals" on pages 86 - 87 below for details on timing and other requirements for submitting Shareholder proposals

Board Practices and Governance	• Our Board regularly reviews its effectiveness • The independent Directors meet regularly in executive session without the presence of management and the non-independent Directors
Share Ownership Requirements

•    Our Directors must hold at least C$50,000 worth of NOVAGOLD common stock within five years of joining the Board

•    Our CEO must, within five years of commencement of employment, hold NOVAGOLD common stock valued in an amount at least equal to three times his annual base pay

•    Our CFO and EVP & General Counsel must, within five years of commencement of employment, hold NOVAGOLD common stock valued at an amount at least equal to two times their annual base pay

•    Hedging or pledging of NOVAGOLD stock is prohibited for Directors as well as employees.

Board Oversight of Risk Management

•    Our Board reviews NOVAGOLD’s systematic approach to identifying and assessing risks faced by NOVAGOLD and its projects

•    See the following chart for a description of the Board’s allocation of risk assessment oversight

Board
Overall oversight of the risk management process
Development of business strategy and major resource allocation
Leadership of management succession planning
Business conduct and compliance oversight
Receives regular reports from Board committees on specific risk oversight responsibilities
Audit Committee
Oversight of enterprise risk management activities of NOVAGOLD
Oversight of the staffing and performance of NOVAGOLD's internal audit function
Oversight of integrity of NOVAGOLD's financial statements and internal control over financial reporting
Reports to the Board following each regular Committee meeting
Responsible for the appointment, compensation and oversight of NOVAGOLD's independent registered public accounting firm
Overall oversight of NOVAGOLD's finance requirements, plans and strategies
Compensation Committee
Oversight of compensation related risks and overall executive compensation philosophy as further described under "Risk Assessment of Compensation Policies and Practices" in our CD&A
Reports to the Board following each regular Committee meeting
Corporate Governance & Nominations Committee
Overall corporate governance leadership
Provides recommendations regarding Board and Committee composition
Oversight of regulatory compliance and corporate governance initiatives
Reports to the Board following each regular Committee meeting
Environmental Health Safety & Sustainability & Technical (EHSS) Committee
Oversight of development, implementation and monitoring of NOVAGOLD health, environmental, safety & sustainability policies
Advises Board on technical aspects of capital projects
Reviews NOVAGOLD's disclosures containing technical, environmental, health, safety & sustainability information
Reports to the Board following each regular Committee meeting

SHAREHOLDER ENGAGEMENT

Maintaining an active shareholder engagement program continues to be a high priority for the Company and is an integral part of our corporate governance practices. The Board Chair, CEO, and Vice President of Corporate Communications meet regularly with large Shareholders, and the Company’s Corporate Communications team is very responsive to Shareholder inquiries regardless of ownership level. In 2017, NOVAGOLD placed calls to or met in person with all of its Shareholders owning 50,000 shares or more; in other words, NOVAGOLD contacted or attempted to contact its owners holding approximately 85% of the Company’s issued and outstanding Common Shares entitled to vote at NOVAGOLD’s 2017 annual meeting of Shareholders.

In addition to NOVAGOLD’s regular shareholder engagement program described above, following our May 2017 annual shareholder meeting we quickly commenced a shareholder engagement campaign in response to a lower than usual approval rate of 74% for our advisory Say-on-Pay resolution. Beginning in late May and continuing through October 2017, Company management and members of the Board’s Compensation Committee and Corporate Governance and Nominations Committee invited 20 of the largest Shareholders to discuss general executive compensation and corporate governance matters. Twelve Shareholders representing approximately 21.3% of the Company’s outstanding shares met with us. Some meetings were conducted in person and others were held telephonically. We undertook this enhanced engagement campaign to ensure that Shareholders had a chance to ask questions of and express their views directly to our Board members, and that any changes made to our executive compensation program or corporate governance practices incorporated feedback from our Shareholders. We plan to continue to regularly engage with our Shareholders.

A summary of the key feedback we received from Shareholders during this shareholder engagement campaign and our response to that feedback is contained in the following table.

Shareholder Feedback	Our Response
EXECUTIVE COMPENSATION
Top management is overcompensated

Implemented a salary freeze in 2018 for a majority of the NEOs; see Base Salary Increases for 2018 on page 40 below.

Eliminated the individual performance multiplier in the formula for long-term equity compensation, which had the potential to increase long-term equity incentive grants above the target amount.

Two-year vesting period for stock options and performance share units (PSUs) is too short	Extended the vesting period for new stock option and PSU grants to three years.
Provide more information about annual company goals and achievement	Enhanced our description of annual company goals under the Annual Incentive Plan heading below on page 41.
Concerned about the lack of a Company clawback policy	Adopted a clawback policy; see Executive Compensation Clawback Policy – New for 2018 below on page 85.
GOVERNANCE PRACTICES
Board refreshment needed: • lengthy tenure of some members • interlocking directorships • independence

The longest tenured Director, Gerald McConnell, will not stand for election at NOVAGOLD’s 2018 Meeting.

Dr. Diane Garrett is being presented to Shareholders at the 2018 Meeting as a new nominee for Director.

The Board will consider tenure, board interlocks, independence concerns, and other factors as it contemplates additional changes in Board composition over the next one to two years.

Increase Board diversity

Nominated Dr. Diane Garrett to serve as a Director. If management’s slate of Director nominees is elected, NOVAGOLD’s Board will be 20% female.

As part of comprehensive Board refreshment over the next one to two years, at least 50% of new candidates considered for vacant Board seats will be female as required by the Charter of the Corporate Governance and Nominations Committee.

Eleven-member Board is too large	Board size will be reduced to ten members as of 2018 Meeting.
Overboarding concerns	Adopted a Board Service Policy limiting the number of outside Boards upon which Directors may serve which is effective immediately for new candidates and effective for incumbent Directors as of 2019 annual Shareholder meeting. See the description of the Board Service Policy on page 84 below.

More information about NOVAGOLD can be found in the Annual Report on Form 10-K for the fiscal year ended November 30, 2017, which is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The Board and management team wish to thank you for your continued confidence in NOVAGOLD.

Sincerely,

Gregory A. Lang	Gerald J. McConnell
President and Chief Executive Officer	Independent Lead Director, Chair of Corporate
Governance & Nominations Committee

-i-

-ii-

MANAGEMENT INFORMATION CIRCULAR

INFORMATION REGARDING ORGANIZATION AND CONDUCT OF MEETING

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR (this “Circular”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE MANAGEMENT AND THE BOARD OF DIRECTORS (THE “BOARD OF DIRECTORS” OR THE “BOARD”) OF NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) for use at the Annual Meeting of the Shareholders (the “Shareholders”) of the Company to be held at the Hyatt Regency Vancouver in the Grouse Room, 655 Burrard Street, Vancouver, British Columbia, V6C 2R7, Canada, on Friday, May 4, 2018 at 1:00 p.m. (Pacific time) (the “Meeting”) or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting. This Circular, the accompanying Notice of Meeting and the form of proxy were first made available to Shareholders on March 22, 2018.

Solicitation of proxies from registered Shareholders will primarily be by mail or courier, supplemented by telephone or other personal contact by employees or agents of the Company at nominal cost, and all costs thereof will be paid by the Company. The Company has retained the services of Kingsdale Advisors (“Kingsdale”) as its strategic shareholder advisor and proxy solicitation agent to assist the Company in soliciting proxies. The Company estimates the fees for Kingsdale associated with this year’s proxy solicitation will be C$45,000 plus disbursements.

There are two kinds of non-registered, or beneficial, Shareholders – those who object to their name being made known to the issuers of securities which they own (called “OBOs” for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called “NOBOs” for Non Objecting Beneficial Owners). In accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), the Company has elected to send the Notice of Meeting, this Circular and the related form of proxy or voting instruction form indirectly to the NOBOs and to the OBOs through their intermediaries. Unless required by the rules of the NYSE American, the Company does not intend to pay for intermediaries to forward to OBOs, under NI 54-101, the proxy related materials and Form 54-101F7, and in the case of an OBO, the OBO will not receive these materials unless the OBO’s intermediary assumes the cost of delivery.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please contact our proxy solicitation agent, Kingsdale, toll free in North America at 1-866-228-8818, or call collect from outside North America at 416-867-2272, or by email at contactus@kingsdaleadvisors.com.

Notice and Access

The Company uses the “Notice and Access” provisions in securities laws that permit the Company to forego mailing paper copies of this Circular and proxy-related materials to Shareholders and instead make them available for review, print and download via the Internet. Registered and non-registered Shareholders have received a Notice Package (as defined below), but will not receive a paper copy of this Circular or the proxy-related materials unless they request such documents as described in the Notice Package.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

In accordance with the requirements of NI 54-101 and SEC rules, the Company has distributed a notice (the “Notice Package”), in the form prescribed by NI 54-101 and SEC rules, to the clearing agencies and intermediaries for onward distribution to non-registered Shareholders, of the website location where non-registered Shareholders may access the Notice of Meeting, this Circular and the instrument of proxy (collectively, the “Meeting Materials”). Intermediaries are required to forward the Notice Package to non-registered Shareholders unless a non-registered Shareholder has waived the right to receive Meeting Materials. Typically, intermediaries will use a service company (such as Broadridge Financial Services Inc. (“Broadridge”)) to forward the Notice Package to non-registered Shareholders.

General

Unless otherwise specified, the information in this Circular is current as at March 12, 2018. Unless otherwise indicated, all references to “$” or “US$” in this Circular refer to United States dollars. References to “C$” in this Circular refer to Canadian dollars. The Bank of Canada exchange rate of a U.S. dollar to a Canadian dollar on November 30, 2017 was 1.2888.

Copies of the Meeting Materials, as well as the Company’s annual report containing the financial statements to be presented at the Meeting and related MD&A, can be obtained under the Company’s profile at www.sedar.com, at www.sec.gov, at www.novagold.com or at www.envisionreports.com/novagold_2018.

Record Date and Quorum

The Board of Directors of the Company has fixed the record date for the Meeting as the close of business on March 12, 2018 (the “Record Date”). If a person acquires ownership of shares subsequent to the Record Date such person may establish a right to vote by delivering evidence of ownership of common shares of the Company (“Common Shares”) satisfactory to the Board and a request to be placed on the voting list to Blake, Cassels & Graydon LLP, the Company’s legal counsel, at Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson. Subject to the above, all registered holders of Common Shares at the close of business on the Record Date will be entitled to vote at the Meeting. No cumulative rights are authorized and dissenter’s rights are not applicable to any matters being voted upon. Each registered Shareholder will be entitled to one vote per Common Share.

Two or more persons present in person or by proxy representing at least 25% of the Common Shares entitled to vote at the Meeting will constitute a quorum at the Meeting.

Voting Standards

Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction. As a result, the broker will inform the inspector of election that it does not have the authority to vote on the matter with respect to those shares. Broker non-votes may exist in connection with the election of directors and all proposals other than the appointment of auditors.

The following chart describes the proposals to be considered at the meeting, the voting options, the vote required for each matter, and the manner in which votes will be counted:

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Matter	Voting Options	Required Vote	Impact of Abstentions or Broker Non-Votes
Setting the Number of Directors	For; Against	Simple majority of votes cast	No effect
Election of Directors	For; Withhold	Plurality of votes – the ten nominees receiving the highest number of votes at the meeting will be elected*	No effect
Appointment of Auditors	For; Withhold	Simple majority of votes cast (only votes “for” are considered votes cast)	No effect (Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.)
Approval of all other matters: • Non-Binding Advisory Vote on Executive Compensation	For; Against; Abstain	Simple majority of votes cast (only votes “for” and “against” are considered votes cast)	No effect

* In an uncontested election, if the number of votes “withheld” for any nominee exceeds the number of votes “for” the nominee, then the Majority Voting Policy requires that the nominee shall tender his or her written resignation to the Chair of the Board. See “Election of Directors” for a description of the Company’s Majority Voting Policy.

How to Vote

Registered Shareholders

Registered Shareholders have two methods by which they can vote their shares at the Meeting, namely in person or by proxy. To assure your representation at the Meeting, please complete, sign, date and return the proxy included with this Circular. Sending your proxy will not prevent you from voting in person at the Meeting.

Shareholders who do not wish to attend the Meeting or do not wish to vote in person can vote by proxy. A registered Shareholder must return the completed proxy to the Company:

•	by delivering the proxy to the Company’s transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 2, 2018, at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 no later than May 2, 2018 at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by online proxy via the following website: www.envisionreports.com/novagold_2018 no later than May 2, 2018 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time); or

•	by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, no later than May 2, 2018 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

The persons named in the form of proxy are officers and directors of the Company (“Directors”). Each Shareholder has the right to appoint a person or a company (who need not be a Shareholder) to attend and act for him/her and on his/her behalf at the Meeting other than the persons designated in the form of proxy. Such right may be exercised by striking out the names of the persons designated on the form of proxy and by inserting such appointed person’s name in the blank space provided for that purpose or by completing another form of proxy acceptable to the Board.

Non-Registered Shareholders

The information set forth in this section is of significant importance to many Shareholders of the Company, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (i.e. non-registered or beneficial Shareholders) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then, in almost all cases, those Common Shares will not be registered in the Shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada and the United States, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms) or Cede & Co. (operated by The Depository Trust Company), respectively. Common Shares held by brokers or their agents or nominees can only be voted upon the instructions of the non-registered Shareholder except in limited cases for certain “routine” matters. An example of a “routine” matter includes the appointment of the Auditors, which is considered the only “routine” matter to be voted upon at the Meeting. Otherwise, without specific instructions, a broker and its agents and nominees are prohibited from voting Common Shares for the broker’s clients, which is generally referred to as a “broker non-vote.” Therefore, non-registered Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person if such Shareholders want their votes to count on all matters to be decided at the Meeting.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from non-registered Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by non-registered Shareholders in order to ensure that their shares are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically uses its own voting form (known as a voting instruction form or VIF), mails those forms to the non-registered Shareholders and asks non-registered Shareholders to either return the VIF to Broadridge or alternatively provide voting instructions by using the Broadridge automated telephone system. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A non-registered Shareholder receiving a VIF from Broadridge cannot use that VIF to vote Common Shares directly at the Meeting – the VIF must be returned to Broadridge well in advance of the Meeting in accordance with Broadridge’s instructions in order to have the shares voted.

Although a non-registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his/her broker (or an agent of the broker), a non-registered Shareholder may attend the Meeting as the proxyholder for a registered Shareholder and vote the Common Shares in that capacity. Non-registered Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as the proxyholder for a registered Shareholder should enter their own names in the blank space on the VIF provided to them by their broker (or agent) and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

NOVAGOLD may utilize the Broadridge QuickVote™ service to assist non-registered Shareholders with voting their Common Shares over the telephone. Alternatively, Kingsdale Advisors may contact such non-registered Shareholders to assist them with conveniently voting their Common Shares directly over the phone. If you have any questions about the Meeting, please contact Kingsdale Advisors by telephone at 1-866-228-8818 (toll-free in North America) or 1-416-867-2272 (collect outside North America) or by email at contactus@kingsdaleadvisors.com.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Exercise of Proxies

On any ballot that may be called for, the Common Shares represented by a properly executed proxy given in favor of the person(s) designated in the form of proxy will be voted or withheld from voting in accordance with the instructions given on the form of proxy and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted in favor of all matters referred to on the form of proxy.

The proxy also confers discretionary authority to vote for, withhold or abstain from voting, or vote against, amendments or variations to matters identified in the Notice of Meeting and with respect to other matters not specifically mentioned in the Notice of Meeting but which may properly come before the Meeting. Management has no present knowledge of any amendments or variations to matters identified in the Notice of Meeting or any business other than that referred to in the accompanying Notice of Meeting which will be presented at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the management designees named in the proxy to vote in accordance with the recommendations of management of the Company.

Proxies must be received by Computershare’s Toronto office located at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 no later than May 2, 2018 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time). The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at their discretion, without notice.

Revocation of Proxies

A Shareholder who has given a proxy may revoke it at any time insofar as it has not been exercised. In addition to any other manner permitted by law, a registered Shareholder who has given an instrument of proxy may revoke it by instrument in writing, executed by the Shareholder or by their attorney authorized in writing, or if the Shareholder is a Company, under its corporate seal, and deposited either with Computershare at its Toronto office at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 or with the Company’s legal counsel, Blake, Cassels & Graydon LLP, at Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson, at any time up to and including the last business day preceding the Meeting at which the proxy is to be used, or any adjournment thereof, or with the chairman of such Meeting on the date of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked. A registered Shareholder attending the Meeting has the right to vote in person, and if the registered Shareholder does so, any proxy previously given is nullified with respect to the matters such person votes upon and any subsequent matters thereafter to be voted upon at the Meeting.

Voting Shares and Principal Holders Thereof

As at March 12, 2018, the Company had 322,303,842 Common Shares issued and outstanding without nominal or par value. Each Common Share is entitled to one vote. Except as otherwise noted in this Circular, a simple majority of votes cast at the Meeting, whether in person or by proxy, will constitute approval of any matter submitted to a vote.

The following table sets forth certain information regarding the ownership of the Company’s Common Shares as at December 31, 2017, by each Shareholder known to the Company who beneficially owns, or exercises control or direction over, directly or indirectly, more than 5% of the outstanding Common Shares of the Company as of that date, based solely on such person’s most recent Schedules 13D or 13G or Form 4 filed with the SEC.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Outstanding Voting Securities (3)
Electrum Strategic Resources LP (“Electrum”) (1)	84,569,479 (2)	26.24%
FMR LLC	24,195,554	7.51%
Paulson & Co. Inc.	21,992,896	6.82%
Van Eck Associates Corporation	17,557,394	5.45%

(1)	Dr. Thomas Kaplan (Chairman of the Board) and Igor Levental (a Director) also serve as the Chairman and Chief Executive Officer, and the President, respectively, of The Electrum Group LLC (“The Electrum Group”), a privately-held global natural resources investment management company which manages the portfolio of Electrum. Mr. Levental has no voting or dispositive power over shares of the Company held by Electrum and its affiliates.
(2)	Includes 5,000,000 Common Shares held by affiliates of Electrum.
(3)	As of December 31, 2017, the Company had 322,294,889 common shares issued and outstanding.

MATTERS TO BE ACTED UPON AT MEETING

Number of Directors

According to the Articles of Association of the Company, the Board shall consist of not less than three and no more than such number of Directors to be determined by resolution of Shareholders. The number of Directors was previously set at 11. Shareholders of the Company will be asked to consider and, if thought appropriate, to approve and adopt an ordinary resolution setting the number of Directors at 10. In the absence of a contrary instruction, it is intended that all proxies received will be voted FOR setting the number of Directors at 10.

Election of Directors

The proposed nominees in the list that follows, in the opinion of management, are well qualified to direct the Company’s activities for the ensuing year and have confirmed their willingness to serve as Directors, if elected. The term of office of each Director elected will be until the next annual meeting of the Shareholders of the Company or until a successor is elected or appointed, unless the Director’s office is vacated earlier, in accordance with the Articles of Association of the Company and the provisions of the Business Corporations Act (British Columbia).

The Board has adopted a Majority Voting Policy stipulating that Shareholders shall be entitled to vote in favor of, or withhold from voting for, each individual director nominee at a Shareholders’ meeting. If the number of Common Shares “withheld” for any nominee exceeds the number of Common Shares voted “for” the nominee, then, notwithstanding that such Director was duly elected as a matter of corporate law, the Director shall immediately tender his or her written resignation to the Chair of the Board. The Corporate Governance and Nominations Committee will consider such offer of resignation and will make a recommendation to the Board concerning the acceptance or rejection of the resignation. No Director who is required to tender their resignation pursuant to this policy shall participate in the Corporate Governance and Nominations Committee’s deliberations or recommendations or in the Board’s deliberations or determination. The Board must take formal action on the Corporate Governance and Nominations Committee’s recommendation within 90 days of the date of the applicable Shareholders’ meeting and shall announce its decision promptly by press release, including the reasons for its decision.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

The resignation will be effective when accepted by the Board. The Board will be expected to accept the resignations tendered pursuant to this policy absent exceptional circumstances. If the Board declines to accept a resignation tendered pursuant to this policy, it will include in the press release the reason or reasons for its decision. See “Statement of Corporate Governance Policies – Majority Voting Policy.”

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the election of the nominees whose names are set forth below. If, prior to the Meeting, any of the listed nominees shall become unavailable to serve, the persons designated in the proxy form will have the right to use their discretion in voting for a properly qualified substitute. Management does not contemplate presenting for election any person other than these nominees but, if for any reason management does present another nominee for election, the proxy holders named in the accompanying form of proxy reserve the right to vote for such other nominee in their discretion unless the Shareholder has specified otherwise in the form of proxy.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Name, Province or State and Country of Residence	Age	Independence	Principal Occupation	Director Since	2017 AGM Votes in Favor(8) (%)	Meets Share Ownership Guidelines(9)
Sharon Dowdall(1)(2)(3) Ontario, Canada	65	Independent	Corporate Director, Consultant	2012	99.61	Yes
Dr. Diane Garrett Texas, USA	58	Independent	President and CEO of Nickel Creek Platinum Corp.	New Nominee	n/a	n/a
Dr. Thomas Kaplan(4) New York, USA	55	Non- Independent	Chairman and Chief Executive Officer of The Electrum Group	2011	99.58	Yes
Gregory Lang(5)(6) Utah, USA	63	Non- Independent	President and Chief Executive Officer of NOVAGOLD RESOURCES INC.	2012	99.68	Yes(7)
Gillyeard Leathley(5) British Columbia, Canada	80	Independent	Corporate Director, Businessman	2011	99.62	Yes
Igor Levental(3)(6) Colorado, USA	62	Independent	President of The Electrum Group	2010	99.26	Yes
Kalidas Madhavpeddi(1)(2) Arizona, USA	62	Independent	President of Azteca Consulting LLC and overseas Chief Executive Officer of China Molybdenum Co. Ltd.	2007	99.59	Yes
Clynton Nauman(1)(5) Washington, USA	69	Independent	President and Chief Executive Officer of Alexco Resource Corp.	1999	99.64	Yes
Rick Van Nieuwenhuyse(5)(6) British Columbia, Canada	62	Independent	President and Chief Executive Officer of Trilogy Metals Inc.	1999	78.32	Yes
Anthony Walsh(1)(2) British Columbia, Canada	66	Independent	Corporate Director, Businessman	2012	99.63	Yes
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominations Committee.
(4)	Chairman of the Board.
(5)	Member of the Environment, Health, Safety and Sustainability (“EHSS”) and Technical Committee.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

(6)	Member of the Corporate Communications Committee.
(7)	Mr. Lang has met his share ownership requirements as President and Chief Executive Officer as of November 30, 2017. See “Executive Share Ownership” beginning on page 47 for details on share ownership guidelines for Executive Officers.
(8)	See NOVAGOLD’s news release and Report of Voting Results filed on SEDAR May 8, 2017.
(9)	Based on share ownership as of November 30, 2017. The Board adopted a policy requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000. See “Directors' Share Ownership” beginning on page 64 for details on the number of securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed Director.

Refer to the Section titled “Information Concerning the Board of Directors and Executive Officers” beginning on page 11 of this Circular for further information regarding the above Directors.

Appointment of Auditors

The independent auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants (“PwC”), located at 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada. PwC were appointed auditors of the Company (“Auditors”) on May 5, 2017 by the Shareholders. The Shareholders will be asked at the Meeting to vote for the appointment of PwC as Auditors until the next annual meeting of the Shareholders of the Company or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee. To the Company's knowledge, a representative from PwC will be present at the Meeting and will be available to respond to appropriate questions. PwC will also be permitted to make a statement if it so desires.

Fees billed by PwC to the Company for the years ended November 30, 2017 and 2016 were as follows:

	Year Ended November 30
	2017	2016
Audit Fees (1)	C$281,000	C$328,000
Audit Related Fees (2)	7,000	9,000
Tax Fees (3)	Nil	Nil
All Other Fees (4)	5,000	4,000
Total	C$293,000	C$341,000

(1)	“Audit Fees” are the aggregate fees billed by PwC for the audit of the Company’s consolidated annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements.
(2)	“Audit-Related Fees” are fees charged by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This category comprises fees billed for review and advisory services associated with the Company’s financial reporting.
(3)	“Tax Fees” are fees billed by PwC for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees charged by PwC for services not described above. The fees billed by PwC in this category in 2016 and 2017 were for software licensing.

Pre-Approval Policies and Procedures

All services to be performed by the Company’s Auditors must be approved in advance by the Audit Committee. The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the Auditors’ independence and has adopted a charter governing its conduct. The charter is reviewed annually and requires the pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its Auditors, subject to the de minimis exceptions for non-audit services as allowed by applicable law or regulation. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such a subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pursuant to these procedures, all services and related fees reported were pre-approved by the Audit Committee.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Report of the Audit Committee

The Audit Committee reviewed and discussed with management and the Company's Auditors the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended November 30, 2017. Management and PwC indicated that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, including PCAOB AS 16 Communication with Audit Committees. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Company’s internal control over financial reporting. We also discussed with PwC its independence from the Company and management, including the communications PwC is required to provide us under applicable PCAOB rules. PwC has assigned a new partner to oversee the Company’s audit beginning with fiscal year 2018 in accordance with SEC rules requiring a change in audit partner every five years. We considered the non-audit services provided by PwC to the Company, and concluded that the auditors’ independence has been maintained. Based on the review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2017, for filing with the SEC, which Annual Report is available on the Company’s website at www.novagold.com, under the Company’s profile on EDGAR at www.sec.gov, and on SEDAR at www.sedar.com.

Audit Committee of the Board

Anthony Walsh, Chair
Sharon Dowdall
Kalidas Madhavpeddi
Clynton Nauman

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the appointment of PwC as auditors of the Company until the next annual meeting of Shareholders or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee.

Additional Matters to be Acted Upon

Non-Binding Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the following proposal, commonly known as a “Say on Pay” proposal, gives our Shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation received by Gregory Lang, David Deisley and David Ottewell (together, the “Named Executive Officers” or “NEOs”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed under the “Compensation Discussion and Analysis” section of this Circular.

Our executive compensation program is designed to recruit and retain key individuals and reward them with compensation that has long-term growth potential while recognizing that the executives work as a team to achieve corporate results and should be rewarded accordingly. In order to align executive pay with both the Company’s performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company’s performance (also known as “at-risk compensation”). In addition, as an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of their total compensation deemed “at-risk” increases. Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Circular, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

We are asking our Shareholders to indicate their support for our NEO compensation as described in this Circular by voting FOR the following resolution:

BE IT RESOLVED, as an ordinary resolution, that the compensation paid to the named executive officers, as disclosed in the Company’s 2018 Circular pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our Shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs. The Board believes that submitting the non-binding vote on compensation of the Company’s NEOs to Shareholders on an annual basis is appropriate for the Company and its Shareholders at this time.

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the approval of the non-binding resolution approving the compensation paid to the NEOs as disclosed in this Circular.

INFORMATION CONCERNING THE BOARD OF DIRECTORS, DIRECTOR NOMINEES, AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current Directors and executive officers. The term for each Director expires at the next annual meeting of Shareholders or at such time as a qualified successor is appointed, upon ceasing to meet the qualifications for election as a director, upon death, upon removal by the Shareholders or upon delivery or submission to the Company of the Director's written resignation, unless the resignation specifies a later time of resignation. Each executive officer shall hold office until the earliest of the date the officer’s resignation becomes effective, the date a successor is appointed or the officer ceases to be qualified for that office, or the date the officer is terminated by the Board of Directors of the Company. The name, location of residence, age, and office held by each Director and executive officer, current as of March 12, 2018, has been furnished by each of them and is presented in the following table. Unless otherwise indicated, the address of each current Director, and executive officer in the table set forth below is care of NOVAGOLD, 201 South Main, Suite 400, Salt Lake City, Utah 84111, United States.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Committee Memberships
Name and Municipality of Residence	Position Held	Independent	AC	CC	CCC	CGN	EHSS
Sharon Dowdall Ontario, Canada Age: 65, Director Since: 2012	Director
Dr. Thomas Kaplan New York, USA Age: 55, Director Since: 2011	Chairman of the Board
Gregory Lang Utah, USA Age: 63, Director Since: 2012	Director, President and CEO
Gillyeard Leathley British Columbia, Canada Age: 80, Director Since: 2011	Director
Igor Levental Colorado, USA Age: 62, Director Since: 2010	Director
Kalidas Madhavpeddi Arizona, USA Age: 62, Director Since: 2007	Director
Gerald McConnell (1) Nova Scotia, Canada Age: 73, Director Since: 1984	Lead Director
Clynton Nauman Washington, USA Age: 69, Director Since: 1999	Director
Rick Van Nieuwenhuyse British Columbia, Canada Age: 62, Director Since: 1999	Director
Anthony Walsh British Columbia, Canada Age: 66, Director Since: 2012	Director
David Deisley Utah, USA Age: 61, Officer Since: 2012	Executive Vice President and General Counsel	n/a	n/a	n/a	n/a	n/a	n/a
David Ottewell Utah, USA Age: 57, Officer Since: 2012	Vice President and CFO	n/a	n/a	n/a	n/a	n/a	n/a

(1) Mr. McConnell is not standing for election to the Board at the 2018 Meeting.

Committee Chair	Corporate Communications Committee	EHSS and Technical Committee
Committee Chair	Corporate Governance and Nominations Committee
Compensation Committee

The Securities Held listed below for each Director nominee and NEO are as of November 30, 2017. Determination of whether each person meets the share ownership guidelines is determined by calculating the number of Common Shares and DSUs, if applicable, owned by each person, multiplied by the closing price of the Common Shares on November 30, 2017 on the TSX (if a Director), or on the NYSE American (if an NEO).

Sharon Dowdall
Independent Director Since 2012

Ms. Dowdall, a Director of the Company, has worked in the mining industry for over 30 years. Ms. Dowdall served in senior legal capacities for Franco-Nevada Corporation (“Franco-Nevada”), a major gold-focused royalty company, and Newmont Mining Company, one of the world’s largest gold producers. During her 20-year tenure with Franco-Nevada, Ms. Dowdall served in various capacities, including Chief Legal Officer and Corporate Secretary and Vice President, Special Projects. Ms. Dowdall was one of the principals who transformed Franco-Nevada from an industry pioneer into one of the most successful precious metals enterprises in the world. Prior to joining Franco-Nevada, she practiced law as a partner with Smith Lyons in Toronto, a major Canadian legal firm specializing in natural resources. Ms. Dowdall is the recipient of the 2011 Canadian General Counsel Award for Business Achievement. She currently serves on the boards of several Canadian exploration and development companies. Ms. Dowdall holds an Honours B.A. in Economics from the University of Calgary and an LLB, from Osgoode Hall Law School at York University. The Board has determined that Ms. Dowdall should serve as a Director due to her significant experience: 1) as a natural resources lawyer, 2) moving a precious-metals mining company from the development stage to the successful producer stage, and 3) as a senior executive in a large international mining company.

Ms. Dowdall joined the Board in April 2012.

Ms. Dowdall has been retired since 2012. During the last five years she has served, and continues to serve, as a member of the boards of Olivut Resources Limited and Foran Mining Corporation.

Areas of expertise include: legal, corporate governance, finance, investment, valuation, securities, human resources, corporate strategy, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2017 C$	Total C$	% Met
Board Audit Compensation Governance	4/4 4/4 7/7 1/1(1)	Nil	24,198	120,990	50,000	242%

(1)	Ms. Dowdall became a member of the Governance Committee in October 2017 and attended all Committee meetings held in fiscal 2017 following her appointment.

Diane Garrett, Ph.D.
Independent Nominee for Director

Dr. Garrett is not currently a Director, but she has accepted a nomination to stand for election to the Board at the 2018 Meeting. Dr. Garrett currently serves as the President and CEO of Nickel Creek Platinum Corp. (“NCP”), a mining exploration and development company. She has more than 20 years of senior management and financial expertise in the field of natural resources. Prior to joining NCP, she held the position of President and CEO of Romarco Minerals Inc. (“Romarco”), taking the multi-million ounce Haile Gold Mine project from discovery to construction. Prior to that, she held numerous senior positions in public mining companies including VP of Corporate Development at Dayton Mining Corporation and VP of Corporate Development at Beartooth Platinum Corporation. Early in her career, Dr. Garrett was the Senior Mining Analyst and Portfolio Manager in the precious metals sector with US Global Investors. Dr. Garrett received her Ph.D. in Engineering and her Masters in Mineral Economics from the University of Texas at Austin.

Dr. Garrett currently serves as the President and CEO of NCP and has held that position since June 2016. She also currently serves as a director of NCP, OceanaGold, TriStar Gold and Revival Gold. Dr. Garrett served as the President, CEO and as a director of Romarco from November 2002 until October 2015. Romarco was acquired by OceanaGold in 2015, at which time Dr. Garrett became a director and consultant to OceanaGold before joining NCP in June 2016.

Dr. Garrett will not be standing for re-election as a director of OceanaGold and TriStar Gold at their 2018 annual shareholder meetings.

Areas of experience include: engineering, mining, finance and senior executive.

Securities Held			Share Ownership Guidelines
Common Shares #	DSUs #	Value of Common Shares Held as of 11/30/2017 C$	Total C$	% Met
100	Nil	500	n/a	n/a

Thomas Kaplan, Ph.D.
Non-Independent Director Since 2011

Dr. Kaplan is Chairman of the Board of the Company and is also Chairman and Chief Executive Officer of The Electrum Group, a privately-held global natural resources investment management company which manages the portfolio of Electrum, the single largest Shareholder of the Company. Dr. Kaplan is an entrepreneur and investor with a track record of both creating and unlocking shareholder value in public and private companies. Dr. Kaplan served as Chairman of Leor Exploration & Production LLC, a natural gas exploration and development company founded by Dr. Kaplan in 2003. In 2007, Leor’s natural gas assets were sold to EnCana Oil & Gas USA Inc., a subsidiary of Encana Corporation, for $2.55 billion. Dr. Kaplan holds Bachelors, Masters and Doctoral Degrees in History from Oxford University. The Board has determined that Dr. Kaplan should serve as the Director and Chairman to gain from his experience as a developer of and investor in mining and oil and gas companies, as well as his significant beneficial ownership in the Company.

Dr. Kaplan’s principal occupation during the last five years has been Chairman and Chief Investment Officer of The Electrum Group. In January 2018, Dr. Kaplan became the Chairman and Chief Executive Officer of The Electrum Group. Dr. Kaplan also served on the board of Trilogy Metals Inc. until June 2015.

Areas of expertise include: finance, mergers and acquisitions, mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2017 C$	Total C$	% Met
Board (Chair)	4/4	Nil(2)	50,798	253,990	50,000	508%

(2)	See description of Electrum’s holdings and Dr. Kaplan’s relationship with Electrum under “Voting Shares and Principal Holders Thereof.”

Gregory Lang
Non-Independent Director Since 2012

Mr. Lang is President and Chief Executive Officer of the Company. Mr. Lang has over 35 years of diverse experience in mine operations, project development and evaluations, including time as President of Barrick Gold North America, a wholly-owned subsidiary of Barrick Gold Corporation (“Barrick”). Mr. Lang has held progressively responsible operating and project development positions over his 10-year tenure with Barrick and, prior to that, with Homestake Mining Company and International Corona Corporation, both of which are now part of Barrick. He holds a Bachelor of Science in Mining Engineering from the University of Missouri-Rolla and is a Graduate of the Stanford University Executive Program. The Board has determined that Mr. Lang should continue to serve as a Director to gain his insight as an experienced mine engineer, as well as his expertise in permitting, developing and operating large-scale assets, and as a successful senior executive of other large gold-mining companies.

Mr. Lang served as the President of Barrick Gold North America until December 2011 and has served as the Company’s President and Chief Executive Officer since January 2012.

During the most recent five years, Mr. Lang has served, and continues to serve, as a director of Trilogy Metals Inc. He served as a director of Sunward Resources Limited until June 2015.

Areas of expertise include: mining operations, mine development and evaluation, mine permitting, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held				Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	PSUs #	Value of Common Shares Held as of 11/30/2017 $	Total $	% Met
Board EHSS & Technical Corporate Communications	4/4 4/4 2/2	1,323,469	Nil	923,100	5,095,356	2,279,100	224%(3)

(3)	Mr. Lang has exceeded his share ownership requirement as President and Chief Executive Officer as of November 30, 2017 based upon an amount equal to three times his annual salary as of November 30, 2017. See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Lang. PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

Gillyeard Leathley
Independent Director Since 2011

Mr. Leathley joined the Company in January 2010 and served as Senior Vice President and Chief Operating Officer from November 2010 to November 2012. Mr. Leathley was instrumental in advancing the Company's Donlin Gold and Galore Creek projects. From February 2013 until June 2015, Mr. Leathley was the Chief Operating Officer of Sunward Resources Ltd. He trained as a mine surveyor and industrial engineer with the Scottish National Coal Board, working in coal, bauxite, gold and copper mines. Mr. Leathley has over 25 years of experience overseeing the development of several major operating mines. Additionally, Mr. Leathley has over 55 years of experience working in the mining industry worldwide in positions of increasing responsibility ranging from Engineer to Chief Operating Officer. The Board has determined that Mr. Leathley should serve as a Director to benefit from his substantial international mine engineering experience and from his knowledge of the Company and its projects related to his previous employment as a Company executive.

Mr. Leathley’s principal occupations during the last five years have been Advisor to the CEO of the Company (consultant from April 2009-January 2010, employee from January 2010-November 2010), Senior Vice President and Chief Operating Officer of the Company (November 2010-November 2012), and Chief Operating Officer of Sunward Resources (February 2013-June 2015).

During the most recent five years, Mr. Leathley served as a director of Mawson Resources and Tasman Metals, resigning from both companies on March 31, 2016. He also served as a director of Sunward Resources Limited from February 2011 until June 2015, and as a director of Lariat Resources from April 2003 until August 2014. Mr. Leathley became a director of Nickel Creek Platinum (formerly known as Wellgreen Platinum Ltd.) in September 2016, a position in which he continues to serve, and he also currently serves as a consultant to the Company.

Areas of expertise include: mining operations, mine development and evaluation, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2017 C$	Total C$	% Met
Board EHSS & Technical (Chair)	4/4 4/4	49,486	32,957	412,215	50,000	824%

Igor Levental
Independent Director Since 2010

Mr. Levental, a Director of the Company, is President of The Electrum Group, a privately-held global natural resources investment management company. Affiliates of The Electrum Group are currently the largest Shareholders of the Company. With more than 30 years of experience across a broad cross-section of the international mining industry, Mr. Levental has held senior positions with major mining companies including Homestake Mining Company and International Corona Corporation. Mr. Levental is a Professional Engineer with a BSc in Chemical Engineering and an MBA from the University of Alberta. The Board has determined that Mr. Levental should serve as a Director for the Company to benefit from his 30-plus years of experience as a chemical engineer and as an executive of large mining companies.

Mr. Levental’s primary occupation during the last five years has been President of The Electrum Group. During the most recent five years, Mr. Levental served as a director of Sunward Resources Ltd. until June 2015, as a director of Gabriel Resources Limited until June 2016, as a director of Trilogy Metals Inc. until June 2016, and as a director of Taung Gold International Limited until September 2017. Areas of expertise include: corporate development, finance, mergers and acquisitions, corporate governance and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2017 C$	Total C$	% Met
Board Corporate Governance Corporate Communications (Chair)	4/4 4/4 2/2	20,428	37,320	288,740	50,000	577%

Kalidas Madhavpeddi
Independent Director Since 2007

Mr. Madhavpeddi, a Director of the Company, has over 30 years of international experience in business development, corporate strategy, global mergers and acquisitions, exploration, government relations, marketing, trading and sales, and mining engineering and capital. He is President of Azteca Consulting LLC, an advisory firm to the metals and mining sector. He is also the CEO of China Molybdenum Co. Ltd., a privately held company. His extensive career in the mining industry spans more than 30 years including Phelps Dodge Corporation (“Phelps Dodge”) from 1980 to 2006, starting as a Systems Engineer and ultimately becoming Senior Vice President for Phelps Dodge, a Fortune 500 company, responsible for the company’s global business development, acquisitions and divestments, including joint ventures, as well as its global exploration programs. He was contemporaneously President of Phelps Dodge Wire and Cable, a copper and aluminum cable manufacturer with international operations in over ten countries, including Brazil and China. Mr. Madhavpeddi is an alumnus of the Indian Institute of Technology, Madras, India; the University of Iowa and the Harvard Business School. The Board has determined that Mr. Madhavpeddi should serve as a Director to benefit from his long-term experience in the mining industry working as an executive in global corporate development, exploration, mergers and acquisitions, joint ventures and finance.

Mr. Madhavpeddi has served as the President of Azteca Consulting LLC and the CEO of China Molybdenum Co. Ltd. as his principal occupations during the last five years. Mr. Madhavpeddi served as a director of Namibia Rare Earths from 2010 until November 30, 2016, and currently serves as a director of Capstone Mining and as a director of Trilogy Metals Inc., both since 2012.

Areas of expertise include: corporate strategy, mergers and acquisitions, mining operations and capital, marketing and sales and corporate leadership.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2017 C$	Total C$	% Met
Board Audit Compensation (Chair)	4/4 4/4 7/7	20,836	29,047	249,415	50,000	499%

Clynton Nauman
Independent Director Since 1999

Mr. Nauman, a Director of the Company, is the Chief Executive Officer of Alexco Resource Corp. and Asset Liability Management Group ULC. He was formerly President of Viceroy Gold Corporation and Viceroy Minerals Corporation and a director of Viceroy Resource Corporation, positions he held from February 1998 until February 2003. Previously, Mr. Nauman was the General Manager of Kennecott Minerals from 1993 to 1998. Mr. Nauman has 25 years of diversified experience in the mining industry ranging from exploration and business development to operations and business management in the precious metals, base metals and coal sectors. The Board has determined that Mr. Nauman should serve as a Director to gain from his significant experience as a senior mining executive working in the areas of environment, engineering and operations.

Mr. Nauman’s principal occupation for the last five years has been CEO of Alexco Resource Corp. and of Asset Liability Management Group ULC. Mr. Nauman has served as a director of Alexco Resource Corp. since 2006 and served as a director of Trilogy Metals Inc. from 2011 until June 2015.

Areas of expertise include: environmental, geology, exploration, operations, mining industry and corporate leadership.

Board / Committee Membership	Overall Attendance 92%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2017 C$	Total C$	% Met
Board Audit EHSS & Technical	4/4 3/4 (3) 4/4	129,445	29,047	792,460	50,000	1,585%

(3)	Mr. Nauman was absent from one Audit Committee meeting due to a travel conflict.

Rick Van Nieuwenhuyse
Independent Director Since 1999

Mr. Van Nieuwenhuyse joined the Company as President and Chief Operating Officer in January 1998 and was appointed as Chief Executive Officer in May 1999. He resigned as President and Chief Executive Officer of the Company in January of 2012 in order to assume his current role of President and Chief Executive Officer of Trilogy Metals Inc. Mr. Van Nieuwenhuyse has more than 30 years of experience in the natural resource sector including as Vice President of Exploration for Placer Dome Inc. In addition to his international exploration perspective, Mr. Van Nieuwenhuyse brings years of working experience in and knowledge of Alaska to the Company. Mr. Van Nieuwenhuyse has managed projects from grassroots discovery through to advanced feasibility studies, production and mine closure. Mr. Van Nieuwenhuyse holds a Candidature degree in Science from the Université de Louvain, Belgium, and a Masters’ of Science degree in geology from the University of Arizona. The Board has determined that Mr. Van Nieuwenhuyse should serve as a Director to benefit from his experience as a geologist, his extensive knowledge of the Company, its projects and its history as the former President and Chief Executive Officer of the Company, because of his extensive experience in discovering, exploring, and developing large mining projects in addition to his significant experience in Alaska.

Mr. Van Nieuwenhuyse currently serves as the President and CEO of Trilogy Metals Inc. and has held that position since January 2012. He also currently serves as a director of Trilogy Metals Inc., Alexco Resource Corp and SolidusGold Inc. Mr. Van Nieuwenhuyse served on the board of AsiaBaseMetals from 2009 until December 2015 and on the Board of Tintina Resources from 2008 until October 2016.

Areas of experience include: exploration, geology, resource and reserve assessment, feasibility studies, government relations, mining industry, senior officer and board governance.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2017 C$	Total C$	% Met
Board EHSS & Technical Corporate Communications	4/4 4/4 2/2	700,555	24,198	3,623,765	50,000	7,248%

Anthony Walsh, CA
Independent Director Since 2012

Mr. Walsh has over 20 years of international experience in the field of exploration, mining and development and was the President and CEO of Sabina Gold & Silver Corp. (“Sabina”) (2008-2011). Prior to joining Sabina, Mr. Walsh was President and CEO of Miramar Mining Corporation (1999-2007), Vice-President and CFO of Miramar Mining Corporation (1995-1999), the Senior Vice-President and CFO of a computer leasing company (1993-1995) and the CFO and Senior Vice-President, Finance of International Corona Mines Ltd., a major North American gold producer (1989-1992). From 1985 to 1989 he was Vice-President, Finance of International Corona Mines Ltd., and from 1973 to 1985 Mr. Walsh held various positions at Deloitte, Haskins & Sells, a firm of Chartered Accountants. Mr. Walsh graduated from Queen's University (Canada) in 1973 and became a member of The Canadian Institute of Chartered Accountants in 1976. Mr. Walsh joined the Board on March 19, 2012. The Board has determined that Mr. Walsh should serve as a Director to benefit from his experience as a senior executive in a variety of global mining companies and international accounting firms. Mr. Walsh lends the Board his expertise in finance, international accounting, corporate leadership and corporate governance.

Mr. Walsh has been retired since 2011, but currently serves as a director of Sabina, TMX Group Inc. and Dundee Precious Metals Ltd. Mr. Walsh previously served on the board of Avala Resources Ltd., (July 2010 - April 2016), Quaterra Resources Ltd. (June 2012 – March 2015), Dunav Resources Limited (July 2010 - March 2013), and on the board of Stornoway Diamonds Limited (September 2004 - November 2012).

Areas of expertise include: corporate development, finance, accounting, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2017 C$	Total C$	% Met
Board Audit (Chair) Compensation	4/4 4/4 7/7	Nil	24,198	120,990	50,000	242%

David Deisley
Executive Vice President and General Counsel Officer Since 2012

Mr. Deisley joined the Company November 1, 2012 as Executive Vice President, General Counsel and Corporate Secretary, responsible for all aspects of the Company’s legal governance and corporate affairs. With 30 years of experience in the mining industry in the Americas, Mr. Deisley has an extensive track record in project permitting, corporate social responsibility, mergers and acquisitions and corporate development. Mr. Deisley is regarded as a human rights expert relative to resource projects and local populations. Prior to joining the Company, Mr. Deisley served in positions of increasing responsibility with Goldcorp Inc. from September 2007 to October 2012. At the time he resigned from Goldcorp Inc., Mr. Deisley held the position of Executive Vice President, Corporate Affairs and General Counsel. Prior to his tenure at Goldcorp Inc., Mr. Deisley served in several progressively responsible capacities with Barrick Gold Corporation, including Regional General Counsel for Barrick Gold North America. Mr. Deisley received his Juris Doctor from the University of Utah S.J. Quinney College of Law, and his Bachelor of Arts from Brown University. Additionally, Mr. Deisley has served on the Board of Talon Metals Corp since April 2016.

Areas of expertise include: sustainability and corporate social responsibility, environmental permitting and compliance, corporate development, corporate and project financing, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

Securities Held			Share Ownership Guidelines
Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2017 $	Total $	% Met
716,157	372,400	2,757,204	947,600	291%(4)

(4)	Mr. Deisley has exceeded his share ownership requirement as Executive Vice President and General Counsel as of November 30, 2017 based upon an amount equal to two times his full-time equivalent annual salary as of November 30, 2017. See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Deisley. PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

David Ottewell
Vice President and Chief Financial Officer Officer Since 2012

Mr. Ottewell joined the Company on November 13, 2012, as its Vice President and Chief Financial Officer. In this role, Mr. Ottewell is responsible for all aspects of the Company’s financial management. Mr. Ottewell is a highly accomplished financial executive, with over 25 years of mining industry experience. Prior to joining the Company, he served as Vice President and Controller for Newmont Mining Corporation where he was employed since 2005, and prior to that, had a 16-year career with Echo Bay Mines Ltd., a prominent precious metals mining company with multiple operations in the Americas. Mr. Ottewell holds a Bachelor of Commerce degree from the University of Alberta and is a member of the Chartered Professional Accountants of Alberta.

Areas of expertise include: global accounting and finance, corporate disclosure and financial regulation, and mining industry.

Securities Held			Share Ownership Guidelines
Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2017 $	Total $	% Met
491,360	294,400	1,891,736	760,400	249% (5)

(5)	Mr. Ottewell has exceeded his share ownership requirement as Vice President and Chief Financial Officer as of November 30, 2017 based upon an amount equal to two times his annual salary as of November 30, 2017. See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Ottewell. PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 12, 2018 by:

•	the Company’s NEOs;

•	the Company’s Directors and nominees;

•	all of the Company’s executive officers and Directors as a group; and

•	each person who is known by the Company to beneficially own more than 5% of the Company’s issued and outstanding Common Shares.

Unless otherwise indicated, the Shareholders listed possess sole voting and investment power with respect to the shares shown. The Company’s Directors and NEOs do not have different voting rights from other Shareholders.

Name	Business Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Gregory Lang President & CEO, Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	6,808,293 (3)	2.11%
David Deisley Executive Vice President & General Counsel	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	2,590,218 (4)	*
David Ottewell Vice President & CFO	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	2,227,285 (5)	*
Thomas Kaplan Chairman of the Board	535 Madison Avenue, 12th Floor New York, NY 10022 USA	495,441(6)	26.39%
Sharon Dowdall Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	445,698 (7)	*
Diane Garrett Nominee for Director	130 Adelaide Street West Suite 3001 Toronto, ON M5H 3P5 Canada	100	*
Gillyeard Leathley Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	218,793 (8)	*
Igor Levental Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	484,048 (9)	*
Kalidas Madhavpeddi Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	476,183 (10)	*
Gerald McConnell Lead Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	529,595 (11)	*
Clynton Nauman Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	584,792 (12)	*
Rick Van Nieuwenhuyse Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	852,410 (13)	*
Anthony Walsh Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	445,698 (14)	*
All Directors and executive officers as a group (12 persons)		100,727,933	31.25%

Name	Business Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Electrum Strategic Resources LP	535 Madison Avenue, 12th Floor New York, NY 10022	84,569,479(15)	26.24%
FMR LLC	245 Summer Street Boston, MA 02210	24,195,554(16)	7.51%
Paulson & Co. Inc.	1251 Avenue of the Americas, New York, NY 10020	21,992,896(17)	6.82%
Van Eck Associates Corporation	666 Third Avenue, 9th Floor, New York, NY 10017	17,557,394(18)	5.45%

(1)	Under applicable U.S. securities laws, a person is considered to be the beneficial owner of securities they own (or certain persons whose ownership is attributed to them) or securities that the person can acquire within 60 days, including upon the exercise of options, warrants or convertible securities.
(2)	Based on 322,303,842 Common Shares outstanding as of March 12, 2018, plus any Common Shares deemed to be beneficially owned pursuant to options that are exercisable within 60 days from March 12, 2018.
(3)	Includes 5,524,900 stock options exercisable within 60 days of March 12, 2018.
(4)	Includes 1,897,083 stock options exercisable within 60 days of March 12, 2018.
(5)	Includes 1,733,766 stock options exercisable within 60 days of March 12, 2018.
(6)	Includes 84,569,479 Common Shares held by Electrum and an affiliate. Dr. Kaplan is the Chairman and Chief Investment Officer of The Electrum Group and thereby may be deemed to have shared voting and investment power over such shares. Dr. Kaplan disclaims beneficial ownership in such shares except to the extent of a minor pecuniary interest. Also includes 424,083 stock options exercisable within 60 days of March 12, 2018.
(7)	Includes 419,283 stock options exercisable within 60 days of March 12, 2018.
(8)	Includes 134,133 stock options exercisable within 60 days of March 12, 2018.
(9)	Includes 424,083 stock options exercisable within 60 days of March 12, 2018.
(10)	Includes 424,083 stock options exercisable within 60 days of March 12, 2018.
(11)	Includes 419,283 stock options exercisable within 60 days of March 12, 2018.
(12)	Includes 424,083 stock options exercisable within 60 days of March 12, 2018.
(13)	Includes 260,233 stock options exercisable within 60 days of March 12, 2018.
(14)	Includes 419,283 stock options exercisable within 60 days of March 12, 2018.
(15)	According to a Schedule 13D/A filed with the SEC on December 31, 2012, each of Electrum, The Electrum Group, Electrum Global Holdings LP, TEG Global GP Ltd, Leopard Holdings LLC and GRAT Holdings LLC have shared voting and dispositive power over 79,569,479 Common Shares. In addition, GRAT Holdings LLC has sole voting and dispositive power over 5,000,000 Common Shares. Electrum Global Holdings LP is the owner of all limited partnership interests of Electrum and all of the equity interests of Electrum Strategic Management LLC, the general partner of Electrum. TEG Global GP Ltd is the sole general partner of, and The Electrum Group is the investment adviser to, Electrum Global Holdings LP. The Electrum Group possesses voting and investment power with respect to assets of Electrum, including indirect investment discretion with respect to the Common Shares held by Electrum. GRAT Holdings LLC indirectly controls Electrum through Leopard Holdings LLC. The investment committee of GRAT Holdings LLC exercises voting and investment decisions on behalf of GRAT Holdings LLC. The address listed in such filing of Leopard Holdings LLC and GRAT Holdings LLC is 535 Madison Avenue, 12th Floor, New York, New York 10022 and the address listed in such filing of the Electrum Group, Electrum Global Holdings LP and TEG Global GP Ltd is 700 Madison Ave., 5th Floor, New York, New York 10065. Thomas Kaplan, Chairman of the Board of Directors of the Company, is also Chairman and Chief Executive Officer of The Electrum Group. Mr. Kaplan disclaims beneficial ownership in the Electrum shares except to the extent of a minor pecuniary interest.
(16)	According to a Schedule 13G/A filed with the SEC on February 13, 2018, FMR LLC has sole voting power over 2,432,274 of the shares and sole dispositive power over 24,195,554 of the shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one other person’s interest in the shares is more than 5% of the outstanding shares of the Company.
(17)	According to a Schedule 13G/A filed with the SEC on February 14, 2018, Paulson & Co. Inc. has sole voting and dispositive power over all such shares.
(18)	According to a Schedule 13G/A filed with the SEC on February 12, 2018, Van Eck Associates Corporation has sole voting power over 17,393,394 of the shares and has sole dispositive power over 17,557,394 of the shares. Van Eck Associates Corporation reports that 17,557,394 shares are held within mutual funds and other client accounts managed by Van Eck Associates Corporation, none of which individually owns more than 5% of the outstanding shares of the Company.

*	Percentage of Common Shares beneficially owned or over which control or direction is exercised is less than 1%.

As of March 12, 2018, there were approximately 635 registered holders of the Company’s Common Shares.

The Company has no knowledge of any other arrangements, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a Change of Control of the Company.

Meetings of the Board and Board Member Attendance at Annual Meeting

During the fiscal year ended November 30, 2017, the Board held four meetings. None of the incumbent Directors attended fewer than 75% of the aggregate of the total number of Board meetings and meetings of the committees on which each Director serves.

Board members are not required to attend the annual general meeting; however, the following ten Directors attended the Company’s annual meeting of shareholders held on May 5, 2017: Sharon Dowdall, Marc Faber, Thomas Kaplan, Gregory Lang, Gillyeard Leathley, Igor Levental, Kalidas Madhavpeddi, Gerald McConnell, Clynton Nauman and Anthony Walsh.

Legal Proceedings

Neither the Company nor any of its property is currently subject to any material legal proceedings or other adverse regulatory proceedings. We do not currently know of any material legal proceedings against us or our subsidiaries involving our Directors, proposed Directors, executive officers or Shareholders of more than 5% of our voting shares, affiliates of the Company, or any associate of any such Director, executive officer, affiliate of the Company or Shareholder, or any material interest adverse to the Company or our subsidiaries. None of our Directors, proposed Directors or executive officers has, during the past ten years, been involved in any material bankruptcy, criminal or securities law proceedings.

Family and Certain Other Relationships

There are no family relationships among the members of the Board or the members of senior management of the Company. There are no arrangements or understandings with customers, suppliers or others, pursuant to which any member of the Board or member of senior management was selected. As of March 12, 2018, Electrum held 84,569,479 Common Shares, representing approximately 26.24% of the Company’s outstanding shares. Pursuant to the Unit Purchase Agreement dated December 31, 2008 between the Company and Electrum, the Company provided Electrum with the right to designate an observer at all meetings of the Company’s Board and any committee thereof so long as Electrum and its affiliates hold not less than 15% of the Company’s Common Shares. Electrum designated Igor Levental as its observer at the Company’s Board meetings. In July 2010, the Company appointed Igor Levental as a Director of the Company. In November 2011, Dr. Thomas Kaplan was appointed the Chairman of the Company’s Board. Dr. Kaplan is also the Chairman and Chief Executive Officer of The Electrum Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers, Directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, Directors and such 10% Shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file. The Company believes all transactions required to be reported pursuant to Section 16(a) were timely reported by the Company's executive officers, Directors and greater than 10% Shareholders for the fiscal year ended November 30, 2017.

Interest of Certain Persons or Companies in Matters to be Acted Upon

Except as described in this Circular, no (i) person who has been a Director or executive officer of the Company at any time since the beginning of the Company’s last financial year, (ii) proposed nominee for election as a Director, or (iii) associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting.

compensation discussion & analysis

2017 Post-Proxy Season Shareholder Engagement

We took considerable action this year in response to the 2017 say-on-pay vote; the 74% approval rate was lower than in previous years. Beginning in late May and continuing through October 2017, Company management and members of the Compensation Committee invited 20 of the largest Shareholders to discuss executive compensation matters. Twelve of those shareholders representing approximately 21.3% of the Company’s outstanding shares met with us. Some meetings were conducted in person and others were held telephonically. We undertook this additional, enhanced engagement campaign to ensure that changes to our executive compensation program incorporated feedback from our Shareholders. A summary of the key feedback we received from Shareholders and our response to that feedback is contained in the following tables:

Shareholder Feedback	Our Response
Top management is overcompensated

Implemented a salary freeze in 2018 for NEOs above pay band midpoint; see Base Salary Increases for 2018 on page 40 below

Eliminated the individual performance multiplier in the formula for calculating long-term equity compensation, which had the potential to increase long-term equity incentive grants above the target amount

Two-year vesting period for stock options and performance share units (PSUs) is too short	Extended the vesting period for new stock option and PSU grants to three years
Provide more information about annual company goals and achievement	Enhanced our description of annual company goals under the Annual Incentive Plan heading below on page 41
Concerned about the lack of a Company clawback policy	Adopted a clawback policy; see Executive Compensation Clawback Policy – New for 2018 below on page 85

While we believe in rewarding our executive team for a job well done, we also recognize that the Company’s share price performance in 2017 was underwhelming. NOVAGOLD made significant progress on Donlin Gold permitting in 2017. Due in no small part to the persistent efforts and significant support of our employees, Donlin Gold expects to achieve a number of important permitting milestones in 2018, including the publication of the project’s final Environmental Impact Statement, a Record of Decision from the U.S. Army Corps of Engineers, and issuance of other key Federal and State permits.

Some highlights of the 2017 executive compensation program include:

•	In response to a decrease in Shareholder support of the Say-on-Pay advisory vote in 2017, an additional Shareholder engagement campaign involving Compensation Committee members was initiated, Shareholder feedback was collected, and changes to the executive compensation program were made;

•	PSUs with vesting tied to relative total shareholder return matured at the end of 2017 with a payout of nil due to failure to meet minimum performance criteria. This result demonstrates pay-for-performance alignment of the Company’s long-term equity compensation program;

•	Fewer PSUs and stock options granted to the NEOs for 2017 performance due to the elimination of the individual performance multiplier in the calculation of annual equity grants (the individual performance multiplier for all NEOs would have been 130%); and

•	The adoption of an Executive Compensation Clawback Policy in response to feedback from Shareholders.

Overview

The following section of the Circular presents information regarding the design, governance, and implementation of the Company’s compensation program. The Compensation Committee regularly reviews executive compensation. However, in response to the Company’s 2017 advisory vote on executive compensation approval rate, the Compensation Committee and management undertook an additional engagement program to solicit commentary from Shareholders following the 2017 annual meeting. The Compensation Committee took the opportunity to respond to the Shareholder feedback received during these meetings by modifying the 2018 executive compensation program in line with key recommendations made by Shareholders. In the following pages, we detail what we heard from Shareholders, our analysis of the feedback, and the changes we made in response.

During 2012, the Company implemented a fundamental restructuring which repositioned the Company as a pure gold play focused on permitting and developing its 50%-owned flagship property, Donlin Gold, one of the world's largest-known undeveloped gold deposits. The restructuring included the spinout to the Company’s Shareholders of Trilogy Metals Inc. (formerly known as NovaCopper Inc.), the hiring of Gregory Lang as President and CEO, and his recruitment of a new executive team with demonstrated experience in permitting, engineering, building and operating large, open pit gold mines in remote locations. Because of Donlin Gold’s unique attributes and the Company’s relationships with major international mining companies at both the Donlin Gold and Galore Creek properties, the Company designed its compensation program to attract, retain, and incentivize individuals who have experience with large scale development properties and in senior management roles with large international mining companies. The Board and management believe that every employee should be an owner of the Company because ownership is fundamental to aligning management’s and employees’ interests with those of the Shareholders. As a result, share-based compensation is an important component of the Company’s compensation program. In addition, the Company is committed to aligning management compensation with Shareholder interests through performance-based compensation. As both Donlin Gold and Galore Creek are in the development stage, the Company is not able to use typical operating company metrics (e.g., revenues, operating cash flow, production, costs, net income) as the basis for the performance-based components of its compensation program. During 2017, the Compensation Committee worked extensively with management and with its compensation consultant, Mercer (Canada) Limited (“Mercer” or the “Compensation Consultant”), to define criteria for all aspects of the Company’s compensation program, in particular the performance-based compensation.

Compensation Governance

The Compensation Committee is a standing committee of the Board and is appointed by and reports to the Board, with a mandate to assist the Board in fulfilling its oversight responsibilities related to:

•	appointment, performance evaluation and compensation of the Company's CEO and other executive officers of the Company;

•	succession planning relating to the CEO, other executive officers and other key employees, including appointments, reassignments and terminations;

•	compensation structure for the CEO and other executive officers including annual, mid-term and long-term incentive plans involving share issuances or share awards;

•	determination of Director compensation; and

•	share ownership guidelines for the CEO, other executive officers and Directors.

The charter of the Compensation Committee is available at www.novagold.com under the Governance tab. More information regarding the responsibilities and operation of the Compensation Committee and the process by which compensation is determined are discussed starting on page 33 in “Statement of Executive Compensation” and on page 61 below under the heading “Non-Executive Director Compensation”.

For the year ended November 30, 2017, the Compensation Committee consisted of three independent Directors: Kalidas Madhavpeddi (Chair), Sharon Dowdall and Anthony Walsh. All current members of the Compensation Committee are non-executive Directors of the Company, satisfy all applicable independence standards of the NYSE American, and are “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee met seven times in the fiscal year ended November 30, 2017. More information regarding the qualifications of each of the members of the Compensation Committee is provided in “Information Concerning the Board of Directors and Executive Officers” above.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The Compensation Committee has directly engaged Mercer to provide specific support to the Compensation Committee in determining compensation for the Company’s officers and Directors, including during the most recently completed fiscal year. Such analysis and advice from the Compensation Consultant includes, but is not limited to, executive compensation policy (for example, the choice of companies to include in the Peer Group and compensation philosophy), total compensation benchmarking for the NEOs, and incentive plan design. In addition, this support has also consisted of (i) the provision of general market observations throughout the year with respect to market trends and compensation governance issues; (ii) the provision of benchmark market data; and (iii) attendance at Compensation Committee meetings. Decisions made by the Compensation Committee, however, are the responsibility of the Compensation Committee and may reflect factors and considerations other than the information and recommendations provided by the Compensation Consultant. In addition to this mandate, the Compensation Consultant provides general employee compensation consulting services to the Company; however, these services are limited in size and scope and are of significantly lesser value than those provided related to executive officer and Director compensation.

The Compensation Committee Chair pre-approves a Statement of Work provided by the Compensation Consultant prior to the start of the annual executive officer and Director compensation reviews, or any other special project. The Statement of Work confirms the work that the Compensation Consultant is asked to complete and the associated fees. The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and concluded that the Compensation Consultant’s work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee regularly assesses the performance of the Compensation Consultant and may, from time to time, determine that obtaining competitive proposals is appropriate.

The fees paid to the Compensation Consultant for services performed in fiscal year 2017 were C$67,880 to assist the Compensation Committee in developing the Company’s compensation policies and programs. No other fees were paid to the Compensation Consultant for services provided during the fiscal year ended November 30, 2017. In fiscal year 2016, Mercer was paid C$46,900 to perform similar services. The Compensation Consultant is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). Marsh Risk & Insurance Services (“Marsh”), an MMC affiliate, provides insurance broker services to the Company. The engagement of Marsh did not require or receive approval of the Board or the Compensation Committee. During the year ended November 30, 2017, Marsh billed the Company $96,413 for insurance brokerage services. With respect to the engagement of Mercer, the Compensation Committee considered various factors that may impact the independence of Mercer, including the amounts payable to Mercer and Marsh as described above, and whether any other relationships existed between Mercer or Marsh, on the one hand, and any executive officer of the Company or any member of the Board, on the other hand, and the Compensation Committee determined that a conflict of interest did not exist.

Risk Assessment of Compensation Policies and Practices

Annually, the Compensation Committee conducts a risk assessment of the Company’s compensation policies and practices as they apply to all employees, including all executive officers. The design features and performance metrics of the Company’s cash and stock-based incentive programs, along with the approval mechanisms associated with each, are evaluated to determine whether any of these policies and practices would create risks that are reasonably likely to have a material adverse effect on the Company.

As part of the review, the following characteristics of the Company’s compensation policies and practices were noted as being characteristics that the Company believes reduce the likelihood of risk-taking by the Company’s employees, including the Company’s officers and non-officers:

•	The Company’s compensation mix is balanced among fixed components such as salary and benefits, an annual incentive program opportunity and long-term performance-based incentives, including PSUs and stock options.

•	The Compensation Committee, under its charter, has the authority to retain any advisor it deems necessary to fulfill its obligations and has engaged the Compensation Consultant. The Compensation Consultant assists the Compensation Committee in reviewing executive compensation and provides advice to the Committee on an as-needed basis.

•	The annual incentive program for the executive management team, which includes each of the NEOs, is approved by the Board. Individual payments are based on a combination of quantitative and qualitative metrics, as well as discretionary factors.

•	Stock-based awards for all employees are recommended by the Compensation Committee and approved by the Board.

•	The Board approves the compensation for the President and CEO based upon a recommendation by the Compensation Committee, which is comprised entirely of independent Directors.

•	The nature of the business in which the Company operates requires some level of risk-taking to acquire reserves and to develop mining operations in the best interest of all stakeholders. Consequently, the executive compensation policies and practices have been designed to encourage actions and behaviors directed toward increasing long-term value while limiting incentives that promote excessive risk-taking.

Based on this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Employees of NOVAGOLD, including NEOs, and Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the employee or Director. Additionally, the Company does not permit any employees or Directors to pledge Company securities to secure personal debts or loans.

Peer Group for 2017 Executive Compensation Planning

On August 2, 2016, the Compensation Committee retained the Compensation Consultant to assist the Compensation Committee in determining appropriate levels for each of the three main components of total direct compensation for the Company’s Directors and NEOs for fiscal year 2017. The Compensation Consultant’s work encompasses a review of the Company’s executive compensation philosophies relative to a comparable group of mining companies using the publicly available filings of these peer companies.

A compensation peer group of mining companies was developed using the following selection criteria:

•	Canadian and/or U.S. listed companies;
•	market capitalization and/or total assets similar to the Company;
•	gold, diversified metals and mining, or precious metals/minerals industry;
•	complexity of operation/business strategy relative to the Company; and
•	experienced, full-time executive team.

The Company considers the above selection criteria to be relevant because it results in a group of companies in our industry that are similar in size, operating jurisdictions and/or stage of development.

Based upon considerations of the selection criteria, stage of development and operating jurisdictions, the following peer group companies were selected:

All values in C$ millions (1)

Company Name	Market Cap. (2)	Total Assets (3)	Revenue (3)	GICS Description (4)	Primary Mining Location(s)	1-yr TSR (5) %	3-yr TSR (5) %	5-yr TSR (5) %
Tahoe Resources Inc.	$5,320	$3,879	$878	Gold	Americas	59	-2	-1
Detour Gold Corp	$5,177	$3,144	$821	Gold	Canada	123	36	-4
New Gold Inc.	$3,231	$4.910	$948	Gold	Australia, Canada, U.S., Mexico	108	-4	-14
Hecla Mining Co.	$2,598	$2,736	$630	Silver	U.S., Mexico, Venezuela	172	18	-6
Alamos Gold Inc.	$2,465	$3,244	$590	Gold	Canada, Mexico	71	5	-14
Torex Gold Resources Inc.	$2,378	$1,502	$133	Gold	Mexico	142	23	12
Pretium Resources Inc.	$2,261	$1,724	Nil	Gold	Canada	80	13	5
IAMGOLD Corp	$1,977	$4,308	$1,195	Gold	Intl.	120	-8	-24
Stillwater Mining Co.	$1,846	$1,544	$771	Precious Metals & Minerals	Argentina, Canada	32	4	-4
Silver Standard Resources Inc.	$1,832	$1,863	$515	Gold	Argentina, Canada, Peru, U.S.	82	20	-11
Centerra Gold Inc.	$1,588	$2,227	$666	Gold	Asia, Canada	1	2	-19
MAG Silver Corp	$1,564	$300	Nil	Silver	Mexico	101	36	13
Guyana Goldfields Inc.	$1,394	$464	$123	Gold	Guyana	104	54	-3
TMAC Resources Inc.	$1,358	$931	Nil	Gold	Canada	198	-	-
Kirkland Lake Gold Inc.	$1,255	$735	$208	Gold	Canada	101	33	-12
Alacer Gold Corp	$861	$1,114	$250	Gold	Turkey	3	-3	-22
NOVAGOLD RESOURCES INC.	$2,163	$555	Nil	Gold	Canada, U.S.	37	33	-6
Percentile Rank	57th	14th	n/a			19th	75th	50th

Data source: Mercer

(1)	Financials for U.S.-listed organizations have been converted to CAD at a rate of $1.00 USD - $1.20 CAD; this is the 36-month trailing closing exchange rate as disclosed by the Bank of Canada.
(2)	Market capitalization as of August 31, 2016.
(3)	Most recently reported 12-month trailing revenue and quarterly assets.
(4)	S&P/JP Morgan Chase Global Industry Classification Code (GICS).
(5)	TSR denotes annualized Total Shareholder Return, or change in share price adjusted for dividends for the 1, 3 and 5-year periods ended August 31, 2016.

(collectively, the “Peer Group”). Relative to the Peer Group, NOVAGOLD’s market capitalization was at the 57th percentile, and its asset value was at the 14th percentile as of August 31, 2016, which was near the time the Peer Group for 2017 executive compensation was selected.

Peer Group for 2018 Executive Compensation Planning

The Compensation Committee followed a similar process for the selection of the peer group for 2018 executive compensation planning in the second half of fiscal year 2017. The 2018 peer group is substantially similar to the 2017 peer group; however, Coeur Mining Inc. and Seabridge Gold Inc. were added to the 2018 peer group to replace Stillwater Mining Company (acquired by Sibanye Gold Ltd.), and Alacer Gold Corp. (market capitalization dropped below preferred range and profile is not similar to NOVAGOLD).

Statement of Executive Compensation

This Compensation Discussion and Analysis describes and explains the significant elements of the Company’s executive compensation program which was implemented during the 2017 fiscal year to attract, retain and incentivize the Company’s NEOs.

The Company’s current NEOs are:

•	Mr. Gregory Lang, President and CEO (“CEO”);

•	Mr. David Deisley, Executive Vice President (“EVP”) and General Counsel; and

•	Mr. David Ottewell, Vice President and CFO (“CFO”).

Executive Compensation Philosophy

NOVAGOLD has a pay-for-performance philosophy and the compensation programs of the Company are designed to attract and retain executive officers with the talent and experience necessary for the success of the Company. As directed by the Compensation Committee, the Company has a compensation philosophy to pay above the median of its Peer Group companies to attract and retain above average executive talent. Factors which influence this policy include the large size and scale of the Company’s precious and base metals deposits as compared to those of our Peer Group companies and the acknowledgement that managing these resources requires an executive team with extensive experience and skills in advancing significant deposits into production. Additionally, the Company is working with senior mining partners as it advances its two large-scale projects and needs to attract and retain executives with specialized skills, knowledge and experience which come from working for and with large mining companies to advance these substantial projects. Such skills and knowledge include the areas of geology, engineering, logistical planning, preparation of feasibility studies, permitting, mine construction and operation, government and community affairs, compliance, marketing, financing and accounting.

In 2017, the Compensation Committee also referred to the compensation paid by senior mining companies to their incumbents in positions comparable to those held by the Company’s NEOs. Although not included in the Peer Group, the Compensation Committee also referenced the compensation packages of Goldcorp Inc., Kinross Gold Corporation, Barrick Gold Corporation and Newmont Mining Corporation, as the NEOs have all previously worked for at least one of those senior mining companies and to measure the competitiveness of the Company’s compensation programs. No changes to the Company’s compensation programs were made as a result of the supplemental review of the compensation programs of these senior mining companies. Ultimately, the Peer Group companies were selected to reflect the fact that the Company’s assets are in the development stage.

The Compensation Committee of the Board evaluates each officer position to establish skill requirements and levels of responsibility. The Compensation Committee, after referring to market information provided by its independent compensation consultant, Mercer, and after considering the CEO’s recommendations for compensation of the Company’s other officers, makes recommendations to the Board regarding compensation for the officers. The Company regularly meets with its major Shareholders to discuss a variety of matters relevant to the Company. At the request of the Compensation Committee, the Company includes the issue of executive compensation in such discussions and provides feedback from the Shareholders to the Compensation Committee.

The Compensation Committee believes that the Company’s executive compensation program structure has been successful in achieving the goals set out in the Committee’s compensation philosophy, namely attracting and retaining above-average executive talent who have worked for and with large mining companies, and who have specialized skills, knowledge and experience necessary to advance the Company’s substantial projects. As such, the executive compensation program structure remained unchanged from 2016 to 2017. The Compensation Committee currently targets NEO compensation as follows:

•	Base Salary – 62.5th percentile of the Peer Group companies (as defined in the “Peer Group” section below);

•	Total Cash Compensation (base salary & annual incentive) – 62.5th percentile of the Peer Group companies; and

•	Total Direct Compensation (base salary, annual incentive & long-term incentive compensation) – 75th percentile of the Peer Group companies.

Executive Compensation Objectives and Elements

In establishing compensation objectives for the NEOs, the Compensation Committee seeks to accomplish the following goals:

•	Recruit and subsequently retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions at Peer Group companies;

•	Incentivize executives to achieve important corporate and individual performance objectives and reward them when such objectives are met; and

•	Align the interests of executive officers with the long-term interests of Shareholders through participation in the Company’s stock-based compensation plans.

During 2017, the Company’s executive compensation package consisted of the following principal components: base salary, annual incentive cash bonus, various welfare plan benefits, 401(k) retirement account (“401(k)”) employer matching funds for U.S. NEOs, and long-term incentives in the form of stock options and Performance Share Units (“PSUs”).

The following table summarizes the different elements of the Company’s total compensation package for all employees, including the NEOs:

Compensation Element	Objective	Key Feature	Compensation Element “At-Risk”
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities.	Base salary bands were created and are reviewed annually based on the 62.5th percentile of the Peer Group market data for base salary. Actual increases are based on individual performance.	No
Annual Incentive Plan	Reward for short-term achievement of corporate and individual goals.	Cash payments based on a formula. Each NEO has a target opportunity based on the 62.5th percentile of the Peer Group market data for total cash. Actual payout depends on performance against annual corporate and individual goals.	No
Stock Options	Align executives’ interests with those of Shareholders, encourage retention and reward long-term Company performance.	Calculations for awards are based on targets for each NEO determined by targeting the 75th percentile of the Peer Group market data for total direct compensation. In 2017, vesting periods for new stock option grants were extended from two to three years, and have a five-year life.	Yes
Performance Share Units (“PSUs”)	Align executives’ interests with those of Shareholders, encourage retention and reward long-term Company performance.	Calculations for grants are based on targets for each NEO determined by targeting the 75th percentile of the Peer Group market data for total direct compensation. PSU grants cliff vest (typically two or three years from the grant date) and actual payout, if any, depends upon performance against corporate goals as established in the grant.	Yes
Employee Share Purchase Plan	Encourage ownership in the Company through the regular purchase of Company shares from the open market.	Employees may contribute up to 5% of base salary and the Company matches 50% of the employee’s contribution.	No

Compensation Element	Objective	Key Feature	Compensation Element “At-Risk”
Retirement Plans:	Provide retirement savings.

401(k) – Company matches 100% of the U.S. employee’s contribution up to 5% of base salary, subject to applicable IRS limitations.

RRSP – Company matches 100% of the Canadian employee’s contribution up to 5% of base salary, subject to applicable CRA limitations.

No
Welfare Plan Benefits	Provide security to employees and their dependents pertaining to health and welfare risks.	Coverage includes medical, dental and vision benefits, short- and long-term disability insurance, life and AD&D insurance and an employee assistance plan.	No

Annual Compensation Decision-Making Process

Each year, the executive team establishes goals for the upcoming year that include key priorities and initiatives. The CEO presents these goals to the Compensation Committee and Board for consideration and approval.

The Company’s fiscal year 2018 corporate goals and weightings include:

Goal	Weight	Target Achievement Description
Advance Donlin Gold toward a construction/production decision	60%

•    State permits: Issuance of water discharge permit, integrated waste permit, reclamation and closure plan approval, and fish habitat (Title 16) permits.

•    Federal permits: Issuance of final EIS, Corps Record of Decision, Clean Water Section 404 and Rivers and Harbors Act Section 10 permits, Pipeline Hazardous Materials and Safety record of decision and special design permit for pipeline.

•    Engineering/Technical Work: Complete advance stage scoping study complete, stage gate development plan.

Maintain favorable reputation among shareholders, Native entities, other stakeholders	25%

•    Complete Galore Creek (GC) care and maintenance (C&M) program; align and complement community efforts with GCMC and Teck; maintain engagement with Tahltan; implement project C&M management system.

•    Extend Tahltan Participation Agreement.

•    Reach and engage with 80% of our top 20 shareholders during the year. Maintain 12 or more out of 20 top shareholders and attract 3 or more shareholders who hold greater than 0.5 million shares.

•    Proxy circular shareholder engagement campaign results in 70% eligible voter turnout at AGM and at least 70% of votes cast in support of all AGM proposals.

•    Get enhanced coverage from research analysts who currently cover NG or get one new analyst to cover NG.

•    Participate in strategic planning session for Donlin Gold stakeholder engagement; participate in 6 village visits; enhance social media collaboration with subsidiaries on sponsored event.

Goal	Weight	Target Achievement Description

•    Fund proposed Donlin community outreach initiatives and work with Donlin Gold to develop strategic plan to map project stakeholders in region.

•    Assist Donlin Gold in achieving 4 of 7 of its corporate social responsibility projects.

•    Provide support to CAP and Donlin Gold re: ‘Stand for Alaska’ initiative; participate in both AMA Conventions and all CAP meetings.

Promote a strong safety culture; maintain a zero lost time accident record	10%	• No lost time incidents.
Safeguard the Company’s treasury	5%	• Complete 2018 on budget.

Achievement of the foregoing strategic goals will be measured at the end of fiscal 2018 by assessing completion of the underlying tactical goals. Based upon the level of completion of the goals, performance ratings are determined for the Company by the Board and for each of the NEOs by the Compensation Committee. These Company and individual performance ratings are used in making decisions and calculations related to base salary increases, annual incentive payments, and grants of stock options and PSUs.

The Board can exercise discretion in determining the appropriate performance rating for the Company and for the executive officers based on their evaluation of performance against goals set at the beginning of the year. The size of any payment or award is dependent on the Company and the individual performance ratings as determined by the Compensation Committee and Board. The ratings can range between 0% and 150%, with 100% being the target and 150% being the maximum.

The Compensation Committee makes a recommendation to the Board regarding the NEOs’ base salary, annual incentive payments, stock option and PSU grants.

Base salary increases, if granted, are effective January 1 of each year and annual incentive payments are usually made shortly after the end of the fiscal year, which concludes each year on November 30.

The chart below illustrates the 2017 targeted and actual pay mix for the CEO and other NEOs. The actual 2017 pay mix is based on compensation earned in fiscal year 2017; however, the annual incentive amounts and long-term incentive amounts earned in 2017 were paid or awarded after the close of fiscal year 2017. The NEOs’ target pay mix remains unchanged from fiscal year 2017 to fiscal year 2018.

2017 TARGET AND ACTUAL PAY MIX

Compensation Elements

After compiling information based on salaries, bonuses and other types of cash and equity-based compensation programs obtained from the public disclosure records of the Peer Group, the Compensation Consultant reported its findings to the Compensation Committee and made recommendations to the Compensation Committee regarding compensation targets for Directors and NEOs.

The Compensation Committee has set the following compensation targets for the Company’s NEOs for the 2018 fiscal year, which were unchanged from fiscal year 2017:

•	CEO
o	Base Salary – 62.5th percentile of Peer Group
o	Annual Incentive Target – 100% of base salary
o	Long Term Incentive Target – 375% of base salary

•	EVP and CFO
o	Base Salary – 62.5th percentile of Peer Group
o	Annual Incentive Target – 80% of base salary
o	Long Term Incentive Target – 250% of base salary

In addition, our NEOs receive compensation in the form of Company-paid health and welfare benefits (medical, dental, vision, life, AD&D, short-term and long-term disability insurance) and a Company match on 401(k) and Employee Stock Purchase Plan contributions, which benefits are offered on par to all employees. Our NEOs are entitled to one paid executive physical per year, and Mr. Lang receives an auto allowance. The foregoing items of NEO compensation are reflected in the Summary Compensation Table on page 49 of this Circular.

Base Salary

Salaries for officers are determined by evaluating the responsibilities inherent in the position held and each individual’s experience and past performance, as well as by reference to the competitive marketplace for management talent at the Peer Group companies. The Compensation Committee refers to market information provided by the Compensation Consultant on an annual basis. The Compensation Consultant matches the executives to those individuals performing similar functions at the Peer Group companies. For the 2017 fiscal year, the Company set the 62.5th percentile of this market data as a target to determine the salary bands for the NEOs.

As a result of the compensation review conducted in 2017, the Compensation Committee has recommended leaving the current salary bands unchanged for 2018.

As explained in the section "Executive Compensation Philosophy" above, the Company targets base salaries above the median of salaries paid by the Peer Group companies to assist in attracting and retaining the highly experienced people that the Company needs to be successful.

If a NEO is fully competent in their position, the NEO will be paid between 95% and 105% of the guidepost. Developing NEOs are generally paid between 80% and 94% of the guidepost and NEOs who are highly experienced and consistently perform above expectation can be paid between 106% and 120% of the guidepost.

NEO Base Salary Compared to Salary Band Guideposts

NEO	2017 Base Salary Compared to Salary Band Guidepost	Reason
Gregory Lang	Above: 114% of guidepost	Mr. Lang’s base salary is above the salary range guidepost for his role and level due to his past experience and current performance. Specifically, Mr. Lang brings his previous experience as President & CEO of Barrick U.S. Gold, his mine engineering and operations experience, his good reputation in the industry, and his excellent relationships with the stakeholders in the Company’s two primary assets.
David Deisley	Above: 118% of guidepost	Mr. Deisley’s base salary is above the salary range guidepost for his role and level due to his experience and current performance. Mr. Deisley has significant previous experience as Executive Vice President and General Counsel of Goldcorp, as in-house and General Counsel of Barrick U.S. Gold, and he has cultivated good relationships with the Alaskan stakeholders in the Company’s Donlin Gold project. Additionally, Mr. Deisley is regarded as a human rights expert relative to the impact of large natural resource projects on indigenous people.
David Ottewell	At: 95% of guidepost	Mr. Ottewell’s base salary is approaching the salary range guidepost for his role and level as he has now served as the Company’s VP and CFO for five years. His current and past performance has been excellent, and his previous experience as the Vice President and Controller for Newmont Mining prepared him for the additional responsibilities incumbent upon the Vice President and CFO position at the Company.

Base Salaries for 2018

In response to Shareholder feedback received during the engagement campaign conducted by management and members of the Compensation Committee in the summer of 2017, the Committee recommended and the Board approved a salary freeze for Mr. Lang and Mr. Deisley for 2018. The Compensation Committee made its recommendation primarily because their base salaries are nearing the high end of their respective pay bands, and not as any reflection on the job performance of Mr. Lang or Mr. Deisley.

The Board agreed with the Compensation Committee’s recommendations and approved the following base salaries to be effective as of January 1, 2018:

NEO	Title	2017 Base Salary	2018 Base Salary	% Change
Gregory Lang	President & CEO	$759,700	$759,700	0.0%
David Deisley	EVP and General Counsel	$355,350 (1)	$355,350 (1)	0.0%
David Ottewell	VP & CFO	$380,200	$393,500	3.5%
(1)	Mr. Deisley is working 75% of full-time. Accordingly, his base salary has been reduced by 25% to $355,350 per year.

Annual Incentive Plan

At the end of each fiscal year, the Compensation Committee reviews individual and Company performance against the goals set by the Company for such fiscal year. The assessment of whether the Company’s goals for the year have been met includes, but is not limited to, considering the quality and measured progress of the Company’s development stage projects, protection of the Company’s treasury, corporate alliances and similar achievements.

The formula for determining NEO annual incentive payments each year is as follows:

STEP 1:	Company Performance Rating multiplied by 80% (A x B)	PLUS	Individual Performance Rating multiplied by 20% (C x D)
The sum of Step 1 is multiplied by:
STEP 2:	The NEO’s annual incentive target (%) E	MULTIPLIED BY	The NEO’s annual base salary ($) F

The Company performance component is weighted more heavily than the individual performance component in the formula above for each of the NEOs due to the level of influence the NEOs are expected to have over the Company’s performance.

Annual Incentive Payment for 2017

Annual incentive awards for 2017 were based on performance relative to goals set at the beginning of fiscal year 2017. Performance is measured in two areas: company and individual. Performance ratings for each area range from 0% to 150%, with 100% being the performance target and 150% being the maximum.

Discussions around company goals for the following year commence during strategy sessions that commence in the fall of the preceding year. All NEOs, the other officers and some managers are involved in the strategy sessions. These company goals are reviewed and approved by the Compensation Committee and Board. Individual goals flow down from the Company goals to ensure that everyone’s efforts are aligned with the goals and linked to the success of the Company.

The Company also focuses on setting goals around its core values which include safety, sustainability, accountability, communication, empowerment, integrity, respect and teamwork.

The 2017 Company goals included:

Strategic Goal	Weight	Goal Achievement Description	Achievement Rating
Advance Donlin Gold toward a construction/production decision	40%

•    State permits: Final major source air quality permit issued; draft water discharge and integrated waste permits released for public comment in Dec 2017, hearings in Jan 2018; Dam Safety preliminary design work completed Nov 2017.

•    Federal permits: Preliminary Final EIS internal agency review completed on schedule in Sept 2017; preliminary jurisdictional wetland delineation (PJD) accepted by Corps, draft final Clean Water Act Section 404/10 permit application (wetlands) submitted by year end; cultural resource, essential fish habitat, and Endangered Species Act consultation on track for completion with the Final EIS and Corps’ Record of Decision; Pipeline Hazardous Materials and Safety Material Administration draft permit comment period closed with no substantive comments received.

•    Optimization: Excellent progress. Successfully completed drill program.

			132%
Maintain favorable reputation among shareholders, Native entities, other stakeholders	20%

•    No new National Fish and Wildlife Foundation (NFWF) Y-K region projects this year; NG funding obligation complete. Received report on ongoing NFWF projects in region.

•    Multiple NG employees visited seven different Y-K villages during the year; met with two lodge owners concerned about proximity to the proposed Donlin Gold pipeline route.

•    Active involvement by NG employees in Alaska industry coalitions; special assistance provided by NG staff relative to Stand for Salmon ballot initiative.

•    AGM turnout and vote result goal achieved at 100% (>70% turnout/>70% approval of AGM proposals).

•    Maintained 17 of top 20 shareholders during fiscal 2017.

•    Post-proxy season top shareholder engagement meetings complete; reports provided to Governance and Compensation Committees.

•    Lost National Bank Financial coverage due to analyst departure; held meetings with analysts.

			120%
Safeguard the Company’s treasury; maintain financial & legal compliance requirements	15%	• Under budget by 6.5% excluding payroll. • Zero instances of financial or legal non-compliance.	145%
Promote a strong safety culture; maintain a zero lost time accident record	10%	• One lost time incident and one property damage incident at Galore Creek; three medical attention incidents at Donlin Gold. Both camps active during summer 2017. • Formal safety risk assessment workshops held for Donlin Gold site in July 2017 and in Oct 2017 in connection with drill program; Teck corporate safety audit conducted at Galore in July 2017.	90%

Strategic Goal	Weight	Goal Achievement Description	Achievement Rating
Continue to enhance the value of Galore Creek; monetize if warranted	10%	• IPS report completed April 2017; phase 2 block caving study completed June 2017. • Site Care & Maintenance work wrapping up for season; all 2017 key priority tasks completed; site visited by NG Vice President, Environment and Safety, in Sept. 2017. Core sample preservation completed. • Tahltan Participation Agreement negotiations underway; current agreement remains in place indefinitely while negotiations continue. • Meeting with parties interested in Galore Creek.	115%
Retain and, if needed, attract high quality employees	5%	• One voluntary termination in 2017; vacancy successfully filled • First employee turnover event since 2014	105%
Resulting 2017 Company Rating			125%*

*Negative discretion was applied to this result by the Board, which approved a 120% Company rating for fiscal 2017.

The Compensation Committee and Board determined that overall the 2017 Company goals were successfully achieved at greater than target levels as described above; however, they decided to apply negative discretion to reduce the rating to 120%. The Compensation Committee and Board believed that despite the fact that significant progress was made on Donlin Gold permitting, Galore Creek care & maintenance, and financial goals, the Company’s declining share price during fiscal 2017 ought to be reflected in the annual incentive payout calculations in addition to the impact that declining share price has on long-term equity compensation.

NEO Individual Performance Ratings

In establishing the individual performance ratings for 2017, the Compensation Committee considered the following factors with respect to each of the NEOs.

NEO	Fiscal Year 2017 Individual Performance Rating	2017 Performance Highlights
Greg Lang	130%

•    Leadership of executive team led to continued advancement of Donlin Gold permitting

•    Donlin Gold NEPA process anticipated to be completed in fiscal year 2018

•    Galore Creek care and maintenance program implementation

•    Leadership of enhanced shareholder engagement program post-2017 annual Shareholder meeting

NEO	Fiscal Year 2017 Individual Performance Rating	2017 Performance Highlights
David Deisley	130%

•    Strategic role in Donlin Gold permitting and NEPA process

•    Participated in and assisted with design and implementation of enhanced shareholder engagement program post-2017 annual Shareholder meeting

•    Provided guidance to Board regarding corporate governance changes resulting from enhanced Shareholder engagement program

•    Lead role in NOVAGOLD’s government relations program

David Ottewell	130%

•    Lead role in safeguarding the Company’s treasury, ending fiscal 2017 6.5% under budget

•    Advance preparation for Company’s next stage of development

•    Worked to ensure continued strong internal controls over financial reporting and to reinforce Company cybersecurity controls

The following table describes the 2017 annual incentive payment calculation for NEOs that was paid in fiscal year 2018 based on performance in 2017 applying the formula to the columns below as follows:

((A x B) + (C x D)) x (E x F) = G

	A	B	C	D	E	F	G
nEO	2017 Company		2017 Individual		Annual Incentive Target (as a % of annual base salary)	2017 Annual Base Salary	2017 Annual Incentive payment
	Weight	Performance Rating	Weight	Performance Rating
Gregory Lang	80%	120%	20%	130%	100%	$759,700	$926,834
David Deisley	80%	120%	20%	130%	80%	$355,350	$346,822
David Ottewell	80%	120%	20%	130%	80%	$380,200	$371,075

The foregoing table shows the actual annual incentive payment made to each NEO for their performance in 2017. The table in the section titled "Grants of Plan-Based Awards" below displays the target and maximum annual incentive payouts available to each NEO for fiscal year 2017.

Stock-Based Incentive Plans (Long-Term Incentives)

Stock-based grants are generally awarded to officers at the commencement of their employment and periodically thereafter. Annual grants of stock options and/or PSUs are made based on a target percentage of base salary for each NEO. The purpose of granting stock options and/or PSUs is to assist the Company in compensating, attracting, retaining and motivating directors, officers, employees and consultants of the Company and to closely align the personal interests of such persons to those of the Shareholders. These equity vehicles were chosen because the Company believes that these vehicles best incentivize the team to focus their efforts on increasing Shareholder value over the long-term.

The Company targeted the 75th percentile of the total direct compensation data provided by the Compensation Consultant for the NEOs. The Company uses two different plans for stock-based grants for its NEOs, the Stock Award Plan and the PSU Plan. The percentage of stock options versus PSUs granted is determined by the Compensation Committee for each grant. The Company’s Stock Award Plan was adopted on May 11, 2004, and the PSU Plan was adopted on May 26, 2009. The Stock Award Plan is for the benefit of the officers, Directors, employees and consultants of the Company or any subsidiary company, and the PSU Plan is for the benefit of the officers, employees and consultants of the Company or any subsidiary company. Stock options granted to the NEOs pursuant to the Stock Award Plan for performance in 2017 have a five-year life and vest over three years: 1/3 on the first anniversary of the grant date, 1/3 on the second anniversary of the grant date, and 1/3 on the third anniversary of the grant date. PSUs granted to the NEOs pursuant to the PSU Plan as at the date hereof generally have a two-year or three-year performance period between the grant date and the maturity date, when a vesting determination is made.

Stock-Based Grants for 2017

In response to Shareholder feedback received during the engagement campaign conducted by management and members of the Compensation Committee following the 2017 Meeting, the Committee recommended and the Board approved two significant changes to future stock based grants:

1)	Elimination of the individual performance multiplier in the formula used to calculate each NEO’s annual stock-based grants. This change generally has the effect of lowering the number of stock options and PSUs awarded to NEOs as the NEOs have historically received individual performance ratings of over 100%, and

2)	Extending the vesting period (in the case of stock options) and the performance period (in the case of PSUs) from two years to three years.

The value of each NEO’s long-term incentive award is calculated as follows:

The NEO’s annual base salary ($)	MULTIPLIED BY	LTI Target %

Half of the resulting LTI award value is then divided by the Black-Scholes value of the Company’s Common Shares at fiscal year-end to arrive at a number of stock options to be granted. Inputs used in the Black-Scholes valuation model include the Company’s historical stock price to determine the stock’s volatility, the expected life of the option, which is based on the average length of time similar option grants in the past have remained outstanding prior to exercise, and the vesting period of the grant.

The remaining half of the LTI award value is divided by the closing price of the Company’s Common Shares on the NYSE American at fiscal year-end to determine the number of PSUs to be granted.

The Board of Directors approved the grant of 1,723,400 stock options and 608,800 PSUs in aggregate to Mr. Lang, Mr. Deisley and Mr. Ottewell effective December 1, 2017, in recognition of their performance during fiscal year 2017. These grants comprise 50% of each NEO’s long-term incentive (“LTI”) award value in stock options and 50% in PSUs.

One-half of the PSUs granted to the NEOs shown in the table below will mature on or about December 1, 2019, and the remaining one-half will mature on or about December 1, 2020. The Compensation Committee anticipates that future PSU grants to the NEOs will mature over three years. The number of PSUs vesting for each NEO granted for 2017 performance will be based on the Company’s Common Share price performance relative to the share price performance of the S&P/TSX Global Gold Index between the PSU grant date and December 1, 2019, or December 1, 2020, as applicable (the “Performance Period”). The Compensation Committee has determined that applying other types of performance criteria to the PSUs based upon Company revenues or production targets is inappropriate at this time as the Company’s assets are in the development stage. The Company’s share price performance over the applicable Performance Period will be converted to a percentage relative to the share price performance of the S&P/TSX Global Gold Index over the same Performance Period. The table below sets out the adjustment factors for determining the number of PSUs that will vest on or shortly after the maturity date upon the Compensation Committee’s certification of the Company’s share price performance relative to that of the S&P/TSX Global Gold Index over the applicable Performance Period:

Company’s Share Price Relative to the S&P/TSX Global Gold Index Over the Performance Period	PSU Vest %
Greater than 25%	150%
25%	150%
20%	140%
15%	130%
10%	120%
5%	110%
0%	100%
-5%	90%
-10%	80%
-15%	70%
-20%	60%
-25%	50%
Less than -25%	Payout subject to Board discretion

Stock options granted to the NEOs in fiscal year 2018 based on performance in fiscal year 2017 represented approximately 0.5% of the total Common Shares issued and outstanding as of November 30, 2017. PSUs granted to the NEOs in fiscal year 2018 based on performance in fiscal year 2017 represented approximately 0.2% of the total Common Shares issued and outstanding as of November 30, 2017. Stock options granted to all Company Directors, employees and service providers in fiscal year 2018 based on performance in fiscal year 2017 represented approximately 1.05% of the total Common Shares issued and outstanding as of November 30, 2017. PSUs granted to all Company employees and service providers in fiscal year 2018 based on performance in fiscal year 2017 represented approximately 0.27% of the total Common Shares issued and outstanding as of November 30, 2017.

The following table describes the long-term incentive awards to NEOs granted in fiscal 2018 based on performance in fiscal 2017:

NEO	Long-term Incentive Target (as a % of Base Pay) %	Stock Option Grant #	Stock Option Grant as % of Total Shares Outstanding(1) %	Stock Option exercise Price $	PSU Grant #	PSU Grant as % of Total Shares Outstanding(1) %
Gregory Lang	375	1,047,400	0.33	3.85	370,000	0.11
David Deisley	250	326,600	0.10	3.85	115,400	0.04
David Ottewell	250	349,400	0.11	3.85	123,400	0.04

(1) As of November 30, 2017 the Company had a total of 322,219,187 Common Shares issued and outstanding.

Executive Share Ownership

In order to align the interests of the Company’s senior executives with those of its Shareholders, the Company implemented share ownership guidelines for its senior executives in April 2009. Under the guidelines, a senior executive can satisfy the applicable share ownership requirement by holding Common Shares. Stock options and unvested PSUs do not count toward this requirement. Pursuant to the guidelines, senior executives must meet their share ownership requirements within five years of becoming a senior executive. There are no equity holding period requirements.

For the President and CEO, the share ownership requirement is that amount equal to the value of three times his annual base salary. In the case of the CFO and EVP, the share ownership requirement is that amount equal to the value of two times their annual base salary and, in the case of other executives, their annual base salary.

Fiscal Year End NEO Share Ownership

The following table outlines the aggregate value of the Common Shares held by each NEO currently employed by the Company as of November 30, 2017.

NEO	Eligible Share Holdings (Common Shares) #	Share Ownership Guidelines
		Requirement $		Proportion of Requirement Met (1) %
Gregory Lang	1,323,469	3 X base salary	2,279,100 (2)	224
David Deisley	716,157	2 X base salary	947,600 (3)	291
David Ottewell	491,360	2 X base salary	760,400 (4)	249

(1)	Based on the closing Common Share price on the NYSE American on November 30, 2017 of $3.85.
(2)	Based on Mr. Lang’s annual salary effective January 1, 2017. Mr. Lang has until January 1, 2022 to meet the share ownership requirement equal to $2,279,100. Mr. Lang’s annual salary remained unchanged from 2017 to 2018.
(3)	Based on Mr. Deisley’s full-time equivalent annual salary effective January 1, 2017. Mr. Deisley has until January 1, 2022 to meet the share ownership requirement equal to $947,600. Mr. Deisley’s annual salary remained unchanged from 2017 to 2018.

(4)	Based on Mr. Ottewell’s annual salary effective January 1, 2017. Mr. Ottewell has until January 1, 2022 to meet the share ownership requirement equal to $760,400. Mr. Ottewell received a subsequent annual salary increase effective January 1, 2018, and has until January 1, 2023 to meet the share ownership requirement associated with his 2018 annual salary.

Retirement Plans

The purpose of the Company’s retirement plans is to assist eligible employees with accumulating capital toward their retirement savings. The Company has a RRSP plan for Canadian employees, whereby employees are able to contribute a portion of their base pay and receive a dollar for dollar match from the Company of up to 5% of their base pay, subject to CRA limitations. The Company has a 401(k) retirement savings plan for U.S. employees whereby employees are able to contribute a portion of their pay and receive a dollar for dollar match from the Company of up to 5% of their pay, subject to IRS limitations.

Benefits

The Company’s benefit programs provide employees with health and welfare benefits. The programs consist of medical, dental, vision, life, disability and accidental death and dismemberment insurance, and an employee assistance plan. The only benefits that NEOs receive beyond those provided to other employees is eligibility for a paid annual executive physical, and Mr. Lang receives an auto allowance.

Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Company is asking you pursuant to this Circular to consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company’s NEOs as disclosed herein (the “Executive Compensation Resolution”). See the “Non-Binding Advisory Vote on Executive Compensation” section under Additional Matters to be Acted Upon on page 10 in this Circular. At the Company’s annual meeting of shareholders held on May 5, 2017, approximately 74% of votes cast indicated approval of an advisory say-on-pay proposal with respect to the 2016 fiscal year compensation of the Company’s NEOs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company's Compensation Discussion and Analysis included herein. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2017 and the Company's Circular for the year ended November 30, 2017.

Submitted by the following members of the Compensation Committee of the Board of Directors:

Kalidas Madhavpeddi, Chair

Sharon Dowdall

Anthony Walsh

TABULAR DISCLOSURE OF EXECUTIVE COMPENSATION

Summary Compensation Table

The summary compensation table below sets out NEO compensation, including annual salary earned, incentive awards granted and all other compensation earned, during the fiscal years ended November 30, 2017, 2016 and 2015. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed above under "Compensation Discussion & Analysis".

Name and Principal Position	Fiscal Year	Salary $	Stock Awards(1) $	Option Awards(2) $	Non-Equity Incentive Plan Compensation(3) $	All Other Compensation(4) $	Total Compensation $
Gregory Lang, President and CEO	2017 2016 2015	758,158 739,108 714,363	1,919,054 1,860,539 1,955,386	1,774,655 2,056,474 1,602,084	926,834 770,848 887,964	50,086 49,275 47,462	5,428,787 5,476,244 5,207,257
David Deisley, Executive Vice President & General Counsel	2017 2016 2015	364,254 461,258 449,804	810,805 725,148 820,863	749,256 801,639 672,485	346,822 386,029 440,078	23,388 25,489 24,247	2,294,525 2,399,563 2,407,476
David Ottewell, Vice President and CFO	2017 2016 2015	379,125 366,267 353,763	643,802 571,001 616,925	595,383 630,973 505,510	371,075 306,769 346,382	23,760 23,153 21,808	2,013,145 1,898,163 1,844,387

(1)	Amounts are based on the grant date fair value, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2017.
(2)	Amounts are based on the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2017. Option-based awards granted during the years ended November 30, 2015, 2016 and 2017 include vested and unvested amounts.
(3)	Annual incentive payments were made subsequent to fiscal year-end.
(4)	Amounts in fiscal year 2017 include:
•	For Mr. Lang, $13,500 in 401(k) Company matching contributions, $18,954 in ESPP Company matching contributions, $782 in Company-paid life insurance premiums, $15,000 for auto allowance and $1,850 for a Company-paid executive physical.
•	For Mr. Deisley, $13,500 in 401(k) Company matching contributions, $9,106 in ESPP Company matching contributions and $782 in Company-paid life insurance premiums.
•	For Mr. Ottewell, $13,500 in 401(k) Company matching contributions, $9,478 in ESPP Company matching contributions and $782 in Company-paid life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2017

The following table provides information related to plan-based awards granted to our NEOs in fiscal year 2017 based on performance in fiscal 2016.

Grants of Plan-Based Awards
NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options (3) #	Exercise or Base Price of Option Awards $/Sh	Grant Date Fair Value of Stock and Option Awards (4) $
		Target $	Maximum $	Target #	Maximum #
Gregory Lang	01-Dec-2016			388,400	582,600	-	1,111,800	4.58	3,693,709
		759,700	1,139,550			-	-	-	-
David Deisley	01-Dec-2016			164,000	246,000	-	469,400	4.58	1,560,061
		284,280	426,420			-	-	-	-
David Ottewell	01-Dec-2016			130,300	195,450	-	373,000	4.58	1,239,185
		304,160	456,240			-	-	-	-

(1)	Annual Incentive Plan estimated payments based upon performance targets for fiscal year 2017. The Annual Incentive Plan does not provide a threshold or minimum payout.
(2)	The performance criteria for Performance Share Unit Awards granted December 1, 2016 will be measured and paid out in December 2018 depending upon the level of achievement. The PSU Plan does not provide a threshold or minimum payout.
(3)	Grants under the Stock Award Plan.
(4)	Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2017.

No stock option awards were re-priced during fiscal year 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets out information concerning all option-based and share-based awards outstanding for each NEO as of November 30, 2017.

NEO	Option-Based Awards (1)					Share-Based Awards
	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price	Option Expiration Date	Value of Unexercised in-the-money Options (2) $	Number of Unearned Shares, Units or Other Rights that have not Vested #	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (3) $
Gregory Lang	110,000	-	C$4.38	04-Dec-2017	52,917
	1,865,150	-	C$2.90	06-Jan-2019	3,039,118
	1,414,750	-	C$3.18	30-Nov-2019	1,997,862
	1,002,533	501,267	C$5.02	30-Nov-2020	-
	370,600	741,200	$4.58	30-Nov-2021	-
						534,700	2,058,595 (4)
						388,400	1,495,340 (5)
David Deisley	150,000	-	C$4.38	04-Dec-2017	72,160
	600,000	-	C$2.90	06-Jan-2019	977,654
	397,950	-	C$3.18	30-Nov-2019	561,972
	390,800	195,400	C$5.02	30-Nov-2020	-
	156,466	312,934	$4.58	30-Nov-2021	-
						208,400	802,340 (4)
						164,000	631,400 (5)
David Ottewell	577,300	-	C$2.90	06-Jan-2019	940,666
	446,400	-	C$3.18	30-Nov-2019	630,391
	307,600	153,800	C$5.02	30-Nov-2020	-
	124,333	248,667	$4.58	30-Nov-2021	-
						164,100	631,785 (4)
						130,300	501,655 (5)
(1)	All of the option-based awards listed in this table vest as follows: 1/3 on the Grant Date, 1/3 on the first anniversary of the Grant Date, and 1/3 on the second anniversary of the Grant Date.
(2)	Based on the price of the Company’s Common Shares on the: i) TSX as of November 30, 2017 of C$5.00 less the option exercise price, or ii) NYSE American as of November 30, 2017 of $3.85 less the option exercise price, as applicable. Canadian amounts were converted to US dollars using the November 30, 2017 exchange rate of C$1.288 = US $1.00 as quoted by The Bank of Canada.
(3)	Based on the price of the Company’s Common Shares on the NYSE American as of November 30, 2017 of $3.85. The Payout Value assumes that these PSUs are paid out at 100% of the grant amount.
(4)	The performance period for these PSUs ended on November 30, 2017. Subsequent to November 30, 2017, it was determined that none of these PSUs would vest or be paid out, so the Market or Payout Value was nil.
(5)	The performance period for these PSUs is scheduled to end on November 30, 2018. The payout, if any, is scheduled to be made on or after December 1, 2018.

Option Exercises and Stock Vested in Fiscal 2017

The following table provides information regarding stock that vested from PSU grants during fiscal 2017 and stock options that were exercised by the Company’s NEOs during fiscal 2017. Stock award value is calculated by multiplying the number of vested PSUs by the market value of the underlying shares on the vesting date.

NEO	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1) #	Value Realized on Exercise $	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting $
Gregory Lang	550,000	316,626	648,450	2,969,903
David Deisley	660,000	625,048	272,217	1,246,754
David Ottewell	540,000	360,121	204,586	937,006
(1)	A portion of these shares were withheld to cover the exercise price of the options.
(2)	PSU grants made on December 1, 2014 vested and were paid out on December 1, 2016 in common shares of the Company at 113% of the PSU grant amount, which shares are represented in this column. A portion of the shares were sold in the open market by each NEO to cover the estimated value of the associated withholding taxes for each NEO.

Realized and Realizable Pay (Supplemental Table)

To facilitate the Shareholders’ comparison of executive pay and performance, the Company is also disclosing the average annual “realized” and “realizable” compensation, as well as the total annual “realized” and “realizable” compensation, over the last five fiscal years for our CEO and all other NEOs. Realized and realizable compensation differ from the amounts shown in the “Summary Compensation Table” required by the SEC, which appears on page 49, and provide additional representations of executive compensation, but are not a substitute for that table. Realized and realizable compensation includes the following elements of compensation found in the “Summary Compensation Table,” however, the valuation methodology of certain of these elements differs, as noted below:

Compensation type	Realized	Realizable
Base Salary	• This value is equivalent to the aggregate value in the “Summary Compensation Table”
Bonus (Annual incentive Plan)	• This value is equivalent to the aggregate value in the “Summary Compensation Table”
PSUs	• The value of such awards at vesting

•   The value of such awards at vesting

•   For unvested awards, the value based on the price of the Company’s Common Shares on the NYSE American as of November 30, 2017 of $3.85 and assuming a performance multiplier of 1.0x

Option awards	• The value received upon exercise

•   The value received upon exercise

•   For unexercised options, the value based on the price of the Company’s Common Shares on the TSX as of November 30, 2017 of C$5.00 less the option exercise price and converted at C$1.2888 = US$1.00.

As shown in the chart below, realized compensation for our CEO and the other NEOs was lower than the five-year average annual reported compensation in the “Summary Compensation Table” (excluding “All Other Compensation”) primarily due to the time required for vesting and exercise of option awards. The portion of average annual realizable compensation related to option awards was negatively impacted by subsequent decreases in the price of the Company’s common shares, primarily impacting option awards made in fiscal years 2016 and 2017.

CEO Pay Ratio – 12.7 to 1

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2017 to that of all other Company employees for the same period. The calculation of annual total compensation of all employees was determined in the same manner as the “Total Compensation” shown for our CEO in the "Summary Compensation Table" on page 49 of this Circular. Pay elements that were included in the annual total compensation for each employee are:

•	salary received in fiscal year 2017
•	annual incentive payment received for performance in fiscal year 2017
•	grant date fair value of stock option and PSU awards granted in fiscal year 2017
•	Company-paid 401(k) Plan or RRSP match made during fiscal year 2017
•	Company-paid ESPP match made during fiscal year 2017
•	Company-paid life insurance premiums during fiscal year 2017
•	Auto allowance paid in fiscal year 2017
•	Reimbursement for Company-paid executive physical during fiscal year 2017

Our calculation includes all employees as of November 30, 2017. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency.

We determined the compensation of our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the CEO from lowest to highest (a list of 12 employees), and (iii) since we have an even number of employees when not including the CEO, determining the average of the annual total compensation of the two employees ranked sixth and seventh on the list (“Median Employee”).

In adopting the pay ratio rule, the SEC expressly sought to provide flexibility to each company to determine the methodology that best suits its own facts and circumstances. Our pay ratio should not be compared to other companies’ pay ratios, because it is based on a methodology specific to the Company, and certain material assumptions, adjustments and estimates have been made in the calculation of the pay ratio.

The annual total compensation for fiscal year 2017 for our CEO was $5,428,727 and for the Median Employee was $426,358. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2017 is 12.7 to 1.

Performance Graph

The following graph depicts the Company’s cumulative total Shareholder returns over the five most recently completed fiscal years assuming a C$100 investment in Common Shares on November 30, 2012, compared to an equal investment in the S&P/TSX Composite Index (TSX ticker: ˄TSX) and in the S&P/TSX Global Gold Index (TSX ticker: ˄TTGD) on November 30, 2012. The Company does not currently issue dividends. The Common Share performance as set out in the graph is not indicative of future price performance.

C$	2013	2014	2015	2016	2017
Value based on C$100 invested in the Company on November 30, 2012	56	72	113	139	113
Value based on C$100 invested in the S&P/TSX Composite Index on November 30, 2012	113	128	120	139	152
Value based on C$100 invested in the S&P/TSX Global Gold Index on November 30, 2012	53	48	42	65	66

Pension Benefits and Nonqualified Deferred Compensation

The Company has no pension and no plans that provide for nonqualified deferred compensation to its NEOs.

Executive Employment Agreements

The Company has entered into employment agreements with each of the Named Executive Officers regarding, among other matters, the duties, tasks and responsibilities of each. Pursuant to an employment contract with the Company effective January 9, 2012, Mr. Lang is employed by the Company as President and CEO. Pursuant to an employment contract with the Company effective November 1, 2012, as amended December 15, 2016, Mr. Deisley is employed by the Company as Executive Vice President and General Counsel. Mr. Ottewell has entered into an employment agreement with NovaGold USA, Inc., a wholly-owned subsidiary of the Company, effective November 13, 2012, and is employed as Vice President and Chief Financial Officer of the Company. References in this section to the “Company”, as such references relate to Mr. Ottewell, are to NovaGold USA, Inc., except with respect to a change of control in which case such references are to a change of control of the Company. The employment agreements continue indefinitely, unless and until terminated.

Compensation

Mr. Lang’s salary is reviewed at least annually by the Board. The Compensation Committee makes recommendations to the Board regarding appropriate salary adjustments. Mr. Deisley’s and Mr. Ottewell’s salaries are reviewed at least annually by the CEO. The CEO may make recommendations to the Board or the Compensation Committee of the Board regarding appropriate salary adjustments. The Company is obligated to provide the Named Executive Officers with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect from time to time.

Termination

Just Cause

The Company may terminate a Named Executive Officer’s employment at any time for just cause.

Without Just Cause

The Company may terminate a Named Executive Officer’s employment at any time without just cause upon making a severance payment in an amount equal to the Named Executive Officer’s annual salary at the time of termination plus the annual incentive earned in the previous fiscal year, multiplied by two.

The Company will also continue the Named Executive Officer’s group health and dental insurance benefits, if any, for a maximum period of 12 months or until such time as he subsequently becomes covered by another group health plan or otherwise loses eligibility for Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage, whichever is earlier, in accordance with COBRA and unless prohibited or restricted by applicable law. The Company will reimburse the Named Executive Officer on a tax-free basis for such COBRA premium payments. If the Company is unable to continue such group health and dental insurance benefits, or to provide them to the Named Executive Officer on a tax-favored basis, the Company will instead pay to the Named Executive Officer an amount equal to the present value of the Company’s cost of providing such benefits, such amount to be paid as soon as possible following the Executive’s termination but in any case by March 15 of the year following the year of termination. In addition, the Company will also pay to the Named Executive Officer, as soon as practical following termination of employment but in any event no later than March 15 of the year following the year of termination, a lump sum payment equal to the Company’s cost of providing group life and long-term disability insurance coverage to the Named Executive Officer for a period of 12 months.

Material Breach or Default

A Named Executive Officer may terminate his employment agreement upon a material breach or default of any term of the employment agreement by the Company; provided, in the case of Mr. Lang, that Mr. Lang must advise the Company in writing of such breach or default within 90 days of the date he has become aware (or reasonably should have become aware) of the breach or default, and such breach or default has not been cured by the Company within 30 days from the receipt of such written notice and, in the case of Mr. Deisley and Mr. Ottewell, that if such material breach or default is capable of being remedied by the Company, it has not been remedied within 30 days after written notice of the material breach or default has been delivered to the Company. If an employment agreement is terminated by the Named Executive Officer as a result of a material breach or default of any term of the employment agreement by the Company, the Named Executive Officer is entitled to receive the compensation to which the Named Executive Officer would be entitled if he were terminated without just cause.

Resignation

A Named Executive Officer may terminate his employment at any time upon providing three months’ notice in writing to the Company.

Death or Disability

The Company may terminate a Named Executive Officer’s employment at any time upon the Named Executive Officer’s death or his becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two-year period during the term of the employment agreement. If the employment agreement is terminated due to the senior officer’s death or disability, the Company will pay to the Named Executive Officer (or his estate) his then current salary accrued as of the date of termination and a lump sum equal to his then-current annual salary.

Change of Control

The employment agreements provide for certain payments upon a “double-trigger”, which requires a “change of control”, as defined below, and, within the 12 month period immediately following a change of control, either:

•	a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Named Executive Officer’s positions, duties, responsibilities, titles or offices with the Company in effect immediately prior to any change of control;

•	a material reduction in the Named Executive Officer’s base salary in effect immediately prior to any change of control;

•	any material breach by the Company of any material provision of the employment agreement; or

•	any action or event that would constitute a constructive dismissal of the Named Executive Officer at common law.

If the Named Executive Officer advises the Company in writing of the condition set forth above within 90 days of the date the Named Executive Officer has become aware (or reasonably should have become aware) of the condition, and the Company has not cured the condition within 30 days from the receipt of written notice, the Named Executive Officer’s employment will be deemed to have been terminated by the Company. The Company will, immediately upon such termination, and in all cases on or before March 15 of the year following the year in which such termination occurs, make a lump sum payment to the Named Executive Officer in an amount equal to the Named Executive Officer’s annual salary at the time of termination plus the Named Executive Officer’s annual incentive earned in the previous fiscal year, multiplied by two. The Named Executive Officer will also be entitled to the same benefits as if he were terminated without just cause.

For the purposes of the employment agreements, a “change of control” means any of the following:

•	at least 50% in fair-market value of all of the Company’s assets are sold to a party or parties acting jointly or in concert (as determined pursuant to the Ontario Securities Act, as amended (the “OSA”)) in one or more transactions occurring within a period of two years;

•	a direct or indirect acquisition of voting shares of the Company by a person or group of persons acting jointly or in concert that, when taken together with any voting shares owned directly or indirectly by such person or group of persons at the time of the acquisition, constitutes 40% or more of the Company’s outstanding voting shares, provided that the direct or indirect acquisition of voting shares of the Company by Electrum, including all persons acting jointly or in concert with Electrum, shall not constitute a “change of control” unless the acquisition of such additional voting shares, when taken together with any voting shares or securities convertible into voting shares held directly or indirectly by Electrum at the time of acquisition, constitutes 50% or more of the Company’s outstanding voting shares (all such convertible securities owned by Electrum will be deemed to be fully converted or exercised and the number of the Company’s outstanding voting shares will be adjusted to reflect such conversion or exercise);

•	a majority of the nominees of the then-incumbent Board of Directors of the Company standing for election to the Company’s Board of Directors are not elected at any annual or special meeting of the Company’s Shareholders; or

•	the Company is merged, amalgamated, consolidated or reorganized into or with another body corporate or other legal person and, as a result of such business combination, more than 40% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the Company’s voting shares immediately prior to such transaction.

Release

In order for a Named Executive Officer to receive the severance payment and the payments with respect to group health, dental, life and disability coverage in the event of termination without just cause or upon breach or default by the Company under an employment agreement, the severance payment upon the Named Executive Officer’s death or disability or the severance payment and the payments upon a double-trigger event, the Named Executive Officer agrees to enter into a separation agreement and release in a form agreeable to the Company, including a release of claims in the form provided by the Company, on or prior to the date of the expiration of any consideration period under applicable law.

Non-Solicitation

The Named Executive Officers are subject to non-solicitation provisions for a period of six months following termination of their employment for any reason.

Potential Payments Upon Termination or Change in Control

The following table describes the estimated potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the Named Executive Officers would have been entitled if a termination of employment or change in control occurred on November 30, 2017. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s departure from the Company. The amounts reported in the table below do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Named Executive Officers or include distributions of plan balances under our 401(k) plan or savings plans. The amounts reported assume payment of all previously earned and unpaid salary, vacation pay and short- and long-term incentive awards.

Named Executive Officer	Termination for “Just Cause” or Resignation $	Termination without “Just Cause” or Breach or Default by the Company $	Death or Disability $	Change of Control (1) $	Double- Trigger (2) $
Gregory Lang
Cash severance	-	3,373,068	759,700	-	3,373,068
Acceleration of equity awards (3)	-	-	-	8,643,730	-
Present value of group health and dental plan premiums (4)	-	23,914	-	-	23,914
Present value of group life and long-term disability premiums (5)	-	-	-	-	10,724
Total Termination Benefits	-	3,396,982	759,700	8,643,730	3,407,705
David Deisley
Cash severance	-	1,404,344	355,350	-	1,404,344
Acceleration of equity awards (3)	-	-	-	3,045,493	-
Present value of group health and dental plan premiums (4)	-	22,280	-	-	22,280
Present value of group life and long-term disability premiums (5)	-	-	-	-	8,157
Total Termination Benefits	-	1,426,624	355,350	3,045,493	1,434,781
David Ottewell
Cash severance	-	1,502,550	380,200	-	1,502,550
Acceleration of equity awards (3)	-	-	-	2,704,465	-
Present value of group health and dental plan premiums (4)	-	21,573	-	-	21,573
Present value of group life and long-term disability premiums (5)	-	-	-	-	7,423
Total Termination Benefits	-	1,524,123	380,200	2,704,465	1,531,546

(1)	Represents the value of all outstanding PSUs and stock options, the vesting of which will be fully accelerated upon the occurrence of a “change of control” under the Performance Share Unit Plan and the Stock Award Plan.
(2)	Represents payments upon the occurrence of a double-trigger event under the executive employment agreements. Excludes accelerated vesting of PSUs and stock options to which the Named Executive Officers may be entitled upon the occurrence of a “change of control” under the Performance Share Unit Plan and the Stock Award Plan, which are reported under “Change of Control.”
(3)	Value based on the closing price of the Company’s common shares on November 30, 2017 on the TSX of C$5.00, or on the NYSE American of $3.85, as applicable. For stock options, the exercise price has been deducted. Canadian amounts were converted to US currency using the November 30, 2017 exchange rate of C$1.2888 equals US$1.00.
(4)	Represents reimbursement to the Named Executive Officer for premium payments for group health and dental insurance benefits, excluding gross-ups to cover taxes and including a 2% COBRA administration markup.
(5)	Represents a lump sum payment equal to the Company’s cost of providing group life and long-term disability insurance coverage to the Named Executive Officer for a period of twelve months following termination.

Non-Executive DIRECTOR COMPENSATION

The Company has targeted non-executive Director total direct compensation above the median of the Peer Group for the following reasons:

•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of our large joint venture partners; and
•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of the scale and quality of the Company’s assets under development in comparison to our Peer Group’s assets.

Compensation targets for non-executive Directors are:

•	For annual cash retainers – 25th percentile of the market
•	For chair fees and meeting fees – 62.5th percentile of the market
•	For total direct compensation including stock-based awards – 75th percentile of the market

At the request of the Compensation Committee, a review of non-executive Directors’ compensation was conducted in October 2017. The Compensation Committee, after referring to market information provided by Mercer, determined to recommend no changes to the Directors’ fiscal year 2018 compensation program from that established by the Board for fiscal year 2017. However, it should be noted that the Compensation Committee recommended, and the Board approved, a change to all annual stock option grants made in 2018, including those grants made to non-executive Directors, to extend the vesting schedule from two years to three years in response to concerns raised by some shareholders during the post-proxy season shareholder engagement campaign conducted in the summer and fall of 2017. The non-executive Directors’ full compensation package is described below.

Market compensation data was sourced from compensation data disclosed in the proxy statements of other publicly-traded companies. As with the Company’s NEOs, the data was collected from the proxy statements of the companies included in the Company’s 2018 Peer Group consisting of: Alamos Gold Inc., Centerra Gold Inc., Coeur Mining Inc., Detour Gold Corporation, Guyana Goldfields Inc., Hecla Mining Company, IAMGOLD Corporation, Kirkland Lake Gold Ltd., MAG Silver Corporation, New Gold Inc., Pretium Resources Inc., Seabridge Gold Inc., Silver Standard Resources Inc., Tahoe Resources Inc., TMAC Resources Inc., and Torex Gold Resources Inc.

The largest portion of compensation paid to the non-executive Directors is in DSUs and stock option awards, which aligns the long-term interests of the non-executive Directors with those of the Shareholders as the value of the DSUs and stock option awards is dependent upon the Company’s share price performance. Paying a larger portion of compensation to non-executive Directors in equity rather than cash also aligns the compensation program with the Company’s strategy of preserving its treasury.

The table below describes the full compensation structure approved for non-executive Directors beginning in fiscal year 2018.

Activity	Compensation
Membership on Board – Annual Retainer (1)	$35,000	per annum
Chairman of the Board	$130,000	per annum
Lead Director (2)	$15,000	per annum
Preparation and attendance at Board and Committee meetings	$1,750	per meeting

Activity	Compensation
Audit Committee Chair	$17,000	per annum
Compensation Committee Chair	$13,200	per annum
All Other Committee Chairs	$12,000	per annum

(1)	At least 50% of the annual retainers are paid to Directors in the form of DSUs.
(2)	Lead Director annual fee is a cumulative total to include annual fees received as a Committee Chair(s).

Non-Executive Director Compensation Table

The table below summarizes the compensation provided to the Company’s non-executive Directors during the fiscal year ended November 30, 2017.

Director	Fees Earned or Paid in Cash $	Stock Awards(1) $	Option Awards(2) $	All Other Compensation $	Total $
Sharon Dowdall	43,750	17,500	128,032	-	189,282
Marc Faber	31,500	17,500	141,500	-	190,500
Thomas Kaplan	137,000	35,000	141,500	-	313,500
Gillyeard Leathley	34,250	26,250	128,032	57,615 (3)	246,147
Igor Levental	46,500	17,500	141,500	-	205,500
Kalidas Madhavpeddi	56,950	17,500	141,500	-	215,590
Gerald McConnell	31,250	35,000	128,032	-	194,282
Clynton Nauman	35,000	17,500	141,500	-	194,000
Rick Van Nieuwenhuyse	35,000	17,500	128,032	-	180,532
Anthony Walsh	60,750	17,500	128,032	-	206,282

(1)	The 2017 share-based grants for Directors are DSUs that vest when the Directors retire from the Board of the Company. The Company grants DSUs quarterly in arrears. Accordingly, the “Stock Awards” column in the table above includes DSUs granted to Directors with respect to the fourth quarter of fiscal 2016 and the first three quarters of fiscal 2017. Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2017. The number of DSUs granted and the fair value on each grant date calculated in accordance with ASC 718 are as follows:

	December 1, 2016		March 1, 2017		June 1, 2017		September 1, 2017
Non-Executive Director	Fair Value $	DSUs #	Fair Value $	DSUs #	Fair Value $	DSUs #	Fair Value $	DSUs #
Sharon Dowdall	4,375	971	4,375	788	4,375	1,109	4,375	1,017
Marc Faber	4,375	971	4,375	788	4,375	1,109	4,375	1,017
Thomas Kaplan	8,750	1,942	8,750	1,575	8,750	2,218	8,750	2,035
Gillyeard Leathley	8,750	1,942	8,750	1,575	4,375	1,109	4,375	1,017
Igor Levental	4,375	971	4,375	788	4,375	1,109	4,375	1,017
Kalidas Madhavpeddi	4,375	971	4,375	788	4,375	1,109	4,375	1,017
Gerald McConnell	8,750	1,942	8,750	1,575	8,750	2,218	8,750	2,035
Clynton Nauman	4,375	971	4,375	788	4,375	1,109	4,375	1,017
Rick Van Nieuwenhuyse	4,375	971	4,375	788	4,375	1,109	4,375	1,017
Anthony Walsh	4,375	971	4,375	788	4,375	1,109	4,375	1,017

(2)	The Company grants stock options to Directors annually. The stock option grants for Directors made on December 1, 2016 vest 1/3 upon grant, 1/3 upon the first anniversary of the grant, and the final 1/3 on the second anniversary of the grant. Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2017. Each Canadian resident Director was granted a total of 81,200 stock options in a single grant during fiscal 2017, and each non-Canadian resident Director was granted a total of 88,400 stock options in a single grant during fiscal 2017. The fair value of these stock options on the grant date, December 1, 2016, calculated in accordance with ASC 718, is reflected in this column.

(3)	Mr. Leathley and the Company entered into an agreement dated December 1, 2012 where Mr. Leathley receives C$75,000 per year in exchange for consulting with management on operation, engineering and business matters. This amount was converted to USD using the average exchange rate for fiscal year 2017 of C$1.00 = US$0.7682.

DSU Plan

The DSU Plan has been established to promote the interests of the Company by attracting and retaining qualified persons to serve on the Board and to provide the Directors with an opportunity to receive a portion of their compensation for serving as a Director in the form of securities of the Company. This vehicle also aligns the interests of non-executive Directors with those of the Shareholders by tying Directors’ compensation to long-term Shareholder value.

Under the DSU Plan, each non-executive Director can elect to receive between no less than 50% and up to a maximum of 100% of their annual retainer in the form of DSUs. Directors are not eligible to receive the underlying Common Shares until they retire from service with the Company. This plan has been in effect since December 1, 2009. More information about the DSU Plan can be found on page 73.

The number of DSUs granted is determined quarterly by dividing the quarterly retainer amount by the volume weighted adjusted share price for the last five days of such quarter.

The following table sets forth the 2017 DSUs earned by each non-executive Director for service in fiscal year 2017, and the aggregate value of such payments is based on the $3.85 closing price of the Common Shares on November 30, 2017. A total of 48,125 DSUs were paid to all non-executive Directors for service in fiscal year 2017, which number represents 0.015% of the Common Shares issued and outstanding as of November 30, 2017.

DSUs Earned in Fiscal 2017
	Q1		Q2		Q3		Q4		Total
Director	Value $	# of DSUs	Value $	# of DSUs	Value $	# of DSUs	Value $	# of DSUs	Value $	# of DSUs
Sharon Dowdall	3,034	788	4,270	1,109	3,915	1,017	4,331	1,125	15,550	4,039
Marc Faber	3,034	788	4,270	1,109	3,915	1,017	-	0	11,219	2,914
Thomas Kaplan	6,064	1,575	8,539	2,218	7,835	2,035	8,659	2,249	31,096	8,077
Gillyeard Leathley	6,064	1,575	4,270	1,109	3,915	1,017	4,331	1,125	18,580	4,826
Igor Levental	3,034	788	4,270	1,109	3,915	1,017	4,331	1,125	15,550	4,039
Kalidas Madhavpeddi	3,034	788	4,270	1,109	3,915	1,017	4,331	1,125	15,550	4,039
Gerald McConnell	6,064	1,575	8,539	2,218	7,835	2,035	8,659	2,249	31,096	8,077
Clynton Nauman	3,034	788	4,270	1,109	3,915	1,017	4,331	1,125	15,550	4,039
Rick Van Nieuwenhuyse	3,034	788	4,270	1,109	3,915	1,017	4,331	1,125	15,550	4,039
Anthony Walsh	3,034	788	4,270	1,109	3,915	1,017	4,331	1,125	15,550	4,039

This supplemental table has been included to provide shareholders with additional compensation information for the prior year. The Company believes this supplemental table better enables shareholders to understand non-executive Director compensation in light of the Company’s practice of granting DSUs quarterly in arrears. However, this supplemental information is not intended to be a substitute for the information provided in the Non-Executive Director Compensation Table on page 62, which has been prepared in accordance with the SEC’s disclosure rules.

The information contained in this supplemental table differs substantially from the compensation information contained in the Non-Executive Director Compensation Table on page 62 because the stock awards column in the Non-Executive Director Compensation Table reports awards actually granted in fiscal 2017, as opposed to equity awards granted in respect of that specific performance year. In addition, the value of DSUs earned by the non-executive Directors in this supplemental table is not based on the grant date fair value but rather the closing price of the Company’s Common Shares on November 30, 2017.

Directors’ Share Ownership

The Board established a policy in April 2009 requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000. Directors must meet these share ownership requirements by April 2014 or, if they became a Director subsequent to April 2009, within five years of becoming a Director. There are no equity holding period requirements. Upon meeting the share ownership requirement, a Director is deemed to have met the share ownership requirement going forward, regardless of changes in the price of a Common Share, so long as: (i) the Director’s share ownership does not drop below the number of shares held at the time they first met the share ownership requirement, and (ii) the applicable share ownership requirement remains the same. Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Director. Directors are also not permitted to pledge Company securities to secure personal debts or loans.

The following table outlines the aggregate value of the Common Shares and/or DSUs held by each non-executive Director on November 30, 2017.

Director	Eligible Holdings (1) #	Share Ownership Guidelines
		Requirement C$	Proportion of Requirement Met (2)
Sharon Dowdall	24,198	50,000	242%
Thomas Kaplan	50,798	50,000	508%
Gillyeard Leathley	82,443	50,000	824%
Igor Levental	57,748	50,000	577%
Kalidas Madhavpeddi	49,883	50,000	499%
Gerald McConnell	105,879	50,000	1,059%
Clynton Nauman	158,492	50,000	1,585%
Rick Van Nieuwenhuyse	724,753	50,000	7,248%
Anthony Walsh	24,198	50,000	242%

(1)	Common Shares and/or DSUs.
(2)	Based on the Company’s closing Common Share price on the TSX as of November 30, 2017 of C$5.00.

Incentive Plan Awards

Outstanding Option-Based and Share-Based Awards

The following table sets information concerning all option-based and share-based awards outstanding for each non-executive Director as of November 30, 2017 including awards granted before the most recently completed fiscal year.

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price $	Option Expiration Date	Value of Unexercised in-the-money Options (1) $	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested (2) $	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed $
Sharon Dowdall	05-Dec-2012	130,050	C$4.38	04-Dec-2017	162,563
	07-Jan-2014	159,050	C$2.90	06-Jan-2019	259,160
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	136,133
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	81,200	C$6.16	30-Nov-2021	—
						24,198	93,878	—

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price $	Option Expiration Date	Value of Unexercised in-the-money Options (1) $	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested (2) $	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed $
Thomas Kaplan	05-Dec-2012	130,050	C$4.38	04-Dec-2017	62,563
	07-Jan-2014	159,050	C$2.90	06-Jan-2019	259,160
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	136,133
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	88,400	$4.58	30-Nov-2021	—
						50,798	197,075	—
Gillyeard Leathley	01-Dec-2015	80,000	C$5.02	30-Nov-2020	—
	01-Dec-2016	81,200	C$6.16	30-Nov-2021	—
						32,957	127,859	—
Igor Levental	07-Jan-2014	159,050	C$2.90	06-Jan-2019	259,160
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	136,133
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	88,400	$4.58	30-Nov-2021	—
						37,320	144,786	—
Kalidas Madhavpeddi	07-Jan-2014	159,050	C$2.90	06-Jan-2019	259,160
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	136,133
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	88,400	$4.58	30-Nov-2021	—
						29,047	112,690	—
Gerald McConnell	07-Jan-2014	159,050	C$2.90	06-Jan-2019	259,160
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	136,133
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	81,200	C$6.16	30-Nov-2021	—
						55,923	216,958	—
Clynton Nauman	07-Jan-2014	159,050	C$2.90	06-Jan-2019	259,160
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	136,133
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	88,400	$4.58	30-Nov-2021	—
						29,047	112,690	—
Rick Van Nieuwenhuyse	05-Dec-2012	130,050	C$4.38	04-Dec-2017	62,563
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	136,133
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	81,200	C$6.16	30-Nov-2021	—
						24,198	93,878	—
Anthony Walsh	07-Jan-2014	159,050	C$2.90	06-Jan-2019	259,160
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	136,133
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	81,200	C$6.16	30-Nov-2021	—
						24,198	93,878	—

(1)	Based on the price of the Company’s Common Shares on the: i) TSX as of November 30, 2017 of C$5.00 less the option exercise price, or ii) NYSE American as of November 30, 2017 of $3.85 less the option exercise price, as applicable. Canadian amounts were converted to US dollars using the November 30, 2017 exchange rate of C$1.2888 = US$1.00 as quoted by The Bank of Canada.
(2)	Based on the price of the Company’s Common Shares on the TSX as of November 30, 2017 of C$5.00. Canadian amounts were converted to US dollars using the November 30, 2017 exchange rate of C$1.2888 = US$1.00 as quoted by The Bank of Canada.

Value Vested or Earned During the Year

An award of 81,200 stock options was granted to each of the Canadian resident non-executive Directors during the fiscal year ended November 30, 2017; and an award of 88,400 stock options was granted to each of the non-Canadian resident, non-executive Directors during the fiscal year ended November 30, 2017. One-third of these stock options vested on the grant date, with another one-third scheduled to vest one year from the grant date, and the final one-third scheduled to vest two years from the grant date. The total number of non-executive Director stock options that vested during the fiscal year ending November 30, 2017 was 282,660, which represented 0.09% of the Company’s issued and outstanding Common Shares as of that date. Share-based awards (DSUs) granted to Marc Faber vested and were paid out in the form of 27,536 Common Shares during the fiscal year ended November 30, 2017. Dr. Faber resigned from the Company’s Board of Directors effective October 17, 2017.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company has adopted the Stock Award Plan, the PSU Plan and the DSU Plan. The Company last asked for, and received, Shareholder approval of these plans at the Annual Meeting of Shareholders held on May 5, 2017. The intent of these equity plans is to allow the Company to provide a flexible mix of compensation components to attract, retain, and motivate the performance of the plan participants in alignment with the success of the Company and its Shareholders, to encourage share ownership by executive officers and Directors, and to preserve cash where possible. The Company feels that DSUs align Directors’ interests to those of the Shareholders more effectively than other equity programs. These equity plans assist to further align the interests of executive officers and Directors with the long-term interests of Shareholders.

Equity Compensation Plan Information

The Company currently grants equity under the Stock Award Plan, the PSU Plan, and the DSU Plan to attract and retain Directors, officers, employees, or Eligible Consultants to the Company and motivate them to advance the Company’s interests by affording them the opportunity to acquire an equity interest in the Company through options and performance-based share awards.

The following table sets out information concerning the number and price of securities to be issued under equity compensation plans to employees and others. All of the compensation plans referenced below have been approved by Shareholders. The Company does not have any equity compensation plans which have not been approved by Shareholders.

Equity Compensation Plan Information as of November 30, 2017

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Award Plan	17,550,566		C$3.84/$4.58	(2)	14,671,353	(3)
PSU	2,176,600	(1)	n/a		7,489,975	(4)
DSU	307,690		n/a		2,914,501	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	20,034,856				25,075,829

(1)	Assumes vesting at 100% of PSU grant amount. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established quantitative performance criteria.
(2)	Of the 17,550,566 options issued and outstanding, 14,692,900 have a weighted average exercise price of C$3.84 and 2,857,666 have a weighted average exercise price of $4.58.
(3)	The number of options available for future issuance is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.

(4)	The number of PSUs available for future issuance is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.
(5)	The number of DSUs available for future issuance is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.

Equity Compensation Plan Information as of March 12, 2018

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Award Plan	20,077,650		C$3.86/$4.23	(2)	12,152,734	(3)
PSU	1,809,000	(1)	n/a		7,860,115	(4)
DSU	332,074		n/a		2,890,964	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	22,218,724				22,903,814

(1)	Assumes vesting at 100% of PSU grant amount. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established quantitative performance criteria.
(2)	Of the 20,077,650 options issued and outstanding, 14,543,784 have a weighted average exercise price of C$3.86 and 5,533,866 have a weighted average exercise price of $4.23.
(3)	The number of options available for future issuance is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.
(4)	The number of PSUs available for future issuance is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.
(5)	The number of DSUs available for future issuance is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.

Shares for Issuance from Plans Approved by Shareholders	Stock Award Plan	PSU	DSU
Maximum number of Common Shares authorized for issuance to any one insider or such insider’s associate under each plan within a one-year period	10% of the total Common Shares outstanding
Maximum number of Common Shares reserved for issuance to any one person under each plan	5% of the total Common Shares outstanding	9,500,000	No Limit
Maximum number of Common Shares authorized for issuance to insiders, at any time, under all share compensation arrangements of the Company	10% of the total Common Shares outstanding

General Information – Stock Based Incentive Plans

Stock Award Plan

Summary of Award Types

Under the Stock Award Plan, stock options (“options”), stock appreciation rights (“SARs”) and tandem SARs (“Tandem SARs”) may be granted to participants at any time as determined by the Board. The participant’s Award agreement shall list the term of the Award, as determined by the Board, as well as the period during which the Award may be exercised. The term of a Tandem SAR may not exceed the term of the option portion of the Award, which may not exceed five years, and a free-standing SAR’s term may not exceed five years, provided however, that if at any time the expiry of the term of an Award should be determined to occur either during a period in which the trading of Common Shares by the holder of the Award is restricted under the insider trading policy or other policy of the Company or within ten business days following such a period, such expiry date will be deemed to be the date that is the tenth business day following the date of expiry of such restriction. All Awards must be granted with an exercise price no less than “fair market value” of the Common Shares on the date of grant. Unless determined otherwise by the Board, fair market value is generally defined under the Stock Award Plan as the last recorded sale price of the Common Shares on the TSX (for Canadian resident participants) or the NYSE American (for non-Canadian resident participants) for the preceding trading date. All options granted under the Stock Award Plan are nonqualified stock options for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

A SAR may be granted in tandem with an option granted under the Stock Award Plan or on a free-standing basis and may be exercised upon such terms and conditions as the Board, in its sole discretion, determines. Upon exercise of a SAR, the participant shall be entitled to receive payment from the Company in an amount equal to the excess of the fair market value of a Common Share on the date of exercise over the price at which the SAR was originally granted (which shall not be less than the fair market value of a Common Share on the date of the SAR grant). All payments shall be made in Common Shares, the number of which shall be calculated by dividing the payment amount by the fair market value of the Common Shares on the exercise date.

Tandem SARs give the awardee the right to surrender to the Company all or a portion of the related option and to receive a distribution of Common Shares in an amount equal to the excess of the fair market value of a specified number of shares as of the date the SAR is exercised over the exercise price of the related option. To the extent a Tandem SAR is exercised, the related option will terminate at the time of such exercise. The effect of the exercise of a SAR or Tandem SAR would be a reduction in the total number of shares issued by the Company to a participant versus the exercise of an equivalent stock option.

The total number of Common Shares that may be issued to an individual participant under the Stock Award Plan upon the exercise of Awards granted thereunder shall not exceed, in the aggregate, 5% of the Company’s total number of issued and outstanding Common Shares at the date of grant of such Award. In addition, no individual participant may be granted any Award or Awards for more than ten million Common Shares in any calendar year. The maximum number of shares issuable to insiders pursuant to the Stock Award Plan, together with any shares issued pursuant to any other share compensation arrangement (i) at any time shall not exceed 10% of the total number of issued and outstanding Common Shares and (ii) within any one year period, shall not exceed 10% of the total number of issued and outstanding Common Shares.

Administration

The Stock Award Plan is administered by the Compensation Committee appointed by the Board. Subject to the terms of the Stock Award Plan, the Compensation Committee may determine, among other things, the persons to whom Awards may be granted, the number of Awards to be granted to any participant, and the exercise price and the schedule and dates for vesting of Awards granted. The Compensation Committee may, but is not required to, impose a vesting schedule on any Award made under the Stock Award Plan.

If a participant ceases to be engaged by the Company for any reason other than death, they will have the right to exercise any vested Award not exercised prior to such termination within the lesser of six months from the date of the termination, unless otherwise extended by the Board, in its absolute discretion, or the expiry date of the Award; provided that if the termination is for just cause the right to exercise the vested Award shall terminate on the date of termination unless otherwise determined by the Board. The unvested portion of all Awards shall be forfeited on the date of termination.

The Board shall have the power to, at any time and from time to time, either prospectively or retrospectively, and without Shareholder approval, amend, suspend or terminate the Stock Award Plan or any Award granted under the Stock Award Plan, including, without limiting the generality of the foregoing, changes of a clerical or grammatical nature and changes regarding the vesting of Awards; provided, however, that:

(a)     such amendment, suspension or termination is in accordance with applicable laws and the rules of any stock exchange on which the Common Shares are listed;

(b)     no such amendment, suspension or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of a participant with respect to any then outstanding Award, as determined by the Board acting in good faith, without his or her consent in writing; and

(c)     the Board shall obtain Shareholder approval of the following:

(i)	any amendment to the maximum number of Common Shares issuable pursuant to the Stock Award Plan, other than as contemplated by the Stock Award Plan;

(ii)	any amendment that would reduce the award price of an outstanding Award other than as contemplated by the Stock Award Plan; and

(iii)	any amendment that would extend the term of any Award granted under the Stock Award Plan beyond the expiry date.

In the event of, among other things, a take-over bid affecting the Company, the Board of the Company will notify each awardee under the Stock Award Plan of the full particulars of the offer whereupon all Awards will become vested and may be exercised.

Transferability

No Awards granted under the Stock Award Plan shall be transferable or assignable other than by will or by the laws of succession. However, if permitted by all applicable laws and the rules of the TSX or the NYSE American, as applicable, a participant may assign any Award to a trust or a similar legal entity.

Change of Control

In the event of a change of control, all Common Shares subject to each outstanding Award will become vested, whereupon such Award may be exercised in whole or in part by the holder.

For purposes of the Stock Award Plan and Performance Share Unit Plan, a “change of control” means the acquisition by any person or by any person and a “joint actor,” as defined in the Stock Award Plan, whether directly or indirectly, of voting securities, as defined in the Securities Act (British Columbia) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a joint actor, totals for the first time not less than 50% of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board.

Burn Rate

The Stock Award Plan burn rate for each of the three most recently closed fiscal years is:

Stock Award Plan
Fiscal Year	Burn Rate
2015	1.37%
2016	1.44%
2017	1.10%

Performance Share Unit Plan

Vesting

The PSUs vest upon the expiry of a time-based vesting period. The duration of the vesting period applicable to a specific PSU grant shall be determined at the time of the grant by the Committee. In addition, the Committee may establish other terms or conditions with respect to the vesting of PSUs, including without limitation, provisions which make the vesting of PSUs conditional upon (i) the achievement of corporate or personal objectives, including the attainment of milestones relating to financial, operational, strategic or other objectives of the Company, (ii) the market price of the Company’s Common Shares from time to time and/or the return to Shareholders, and/or (iii) any other performance criteria relating to the participant or the Company. Any such conditions shall be set out in a grant agreement, may relate to all or any portion of the PSUs in a grant, and may be graduated such that different percentages of the PSUs in a grant will vest depending on the extent of satisfaction of one or more such conditions. The Board may, in its discretion and having regard to the best interests of the Company, subsequent to the grant date of a PSU, waive any such terms or conditions or determine that they have been satisfied.

Once the PSUs in a grant vest, the participant is entitled to receive the equivalent number of Common Shares or cash equal to the Market Value (as defined below) of the equivalent number of Common Shares. The vested PSUs may be settled through the issuance of Common Shares from treasury (subject to the Shareholder approval being sought at this Meeting), by the delivery of Common Shares purchased in the open market, in cash or in any combination of the foregoing (at the discretion of the Company). If settled in cash, the award amount shall be equal to the number of Common Shares in respect of which the participant is entitled multiplied by the Market Value of a Common Share on the payout date. Market Value per share as at any date is defined in the PSU Plan (if the Common Shares are listed and posted for trading on the TSX and/or the NYSE American) as the arithmetic average of the closing price of the Common Shares traded on the TSX or the NYSE American for the five (5) trading days on which a board lot was traded immediately preceding such date. The PSUs may be settled on the payout date, which shall be the second or third anniversary of the date of the grant or such other date as the Committee may determine at the time of the grant, which in any event shall be no later than the expiry date for such PSUs. The expiry date of PSUs will be determined by the Committee at the time of grant. All unvested, expired or previously settled PSUs are available for future grants.

Cessation of Entitlement

Unless otherwise determined by the Company in accordance with the PSU Plan, PSUs which have not vested on a participant’s termination date shall terminate and be forfeited. If a participant who is an employee ceases to be an employee as a result of termination of employment without cause, at the Company’s discretion (unless otherwise provided in the applicable grant agreement), all or a portion of such participant’s PSUs may be permitted to continue to vest, in accordance with their terms, during any statutory or common law severance period or any period of reasonable notice required by law or as otherwise may be determined by the Company in its sole discretion. All forfeited PSUs are available for future grants.

Transferability

PSUs are not assignable or transferable by a participant other than by operation of law, except, if and on such terms as the Company may permit, to a spouse or minor children or grandchildren or a personal holding company or family trust controlled by the participant, the sole shareholders or beneficiaries of which, as the case may be, are any combination of the participant, the participant’s spouse, minor children or minor grandchildren, and after the participant’s lifetime shall inure to the benefit of and be binding upon the participant’s designated beneficiary, on such terms and conditions as are appropriate for such transfers to be included in the class of transferees who may rely on a Form S-8 registration statement under the U.S. Securities Act of 1933, as amended, to sell Common Shares received pursuant to the PSUs.

Amendments to the PSU Plan

The PSU Plan provides that the Company may, without notice, at any time and from time to time, and without Shareholder approval, amend the PSU Plan or any provisions thereof in such manner as the Company, in its sole discretion, determines appropriate:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the PSU Plan;

(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the PSU Plan;

(c)	to change the vesting provisions of PSUs to reflect revised performance metrics or to accelerate vesting in the event that performance criteria is achieved earlier than expected;

(d)	to change the termination provisions of PSUs or the PSU Plan which does not entail an extension beyond the original expiry date of the PSUs; or

(e)	for the purposes of preserving the intended tax treatment of the benefits provided to a participant by the PSU Plan and PSU awards;

provided, however, that:

(1)	no such amendment of the PSU Plan may be made without the consent of each affected participant if such amendment would adversely affect the rights of such affected participant(s) under the PSU Plan; and

(2)	Shareholder approval shall be obtained in accordance with the requirements of the TSX or the NYSE American for any amendment that results in:

(i)	an increase in the maximum number of Common Shares issuable pursuant to the PSU Plan other than as already contemplated in the PSU Plan;

(ii)	an extension of the expiry date for PSUs granted under the PSU Plan;

(iii)	granting of other types of compensation through Common Share issuance;

(iv)	expansion of the rights of a participant to assign PSUs beyond what is currently permitted in the PSU Plan;

(v)	the addition of new categories of participants, other than as already contemplated in the PSU Plan;

(vi)	changes in eligible participants that may permit the introduction or reintroduction of non-employee directors on a discretionary basis; or

(vii)	an amendment of the Board’s authority to amend provisions of the PSU Plan.

Change of Control

All outstanding PSUs will become vested on any change of control and the payout date in connection with such vested PSUs will be accelerated to the date of such change of control. “Change of control” has the same meaning under the Performance Share Unit Plan as under the Stock Award Plan.

Burn Rate

The Performance Share Unit Plan burn rate for each of the three most recently closed fiscal years is:

Performance Share Unit Plan
Fiscal Year	Burn Rate
2015	0.43%
2016	0.39%
2017	0.29%

Deferred Share Unit Plan

Administration of Plan

The DSU Plan provides that non-executive Directors (each, a “Participant”) will receive 50%, and may elect to receive up to 100%, of their annual compensation amount (the “Annual Base Compensation”) in DSUs. The cash portion of Annual Base Compensation shall be paid to the Participant quarterly. A DSU is a unit credited to a Participant by way of a bookkeeping entry in the books of the Company, the value of which is equivalent to the value of one Common Share. All DSUs paid with respect to Annual Base Compensation will be credited quarterly to the Participant by means of an entry in a notional account in their favor on the books of the Company (a “DSU Account”) when such Annual Base Compensation is payable. The Participant’s DSU Account will be credited on a quarterly basis with the number of DSUs, calculated to the nearest thousandth of a DSU, determined by dividing the dollar amount of compensation payable in DSUs on the grant date by the Share Price of a Common Share at that time. Share Price is defined in the DSU Plan as (if the Common Shares are listed and posted for trading on the TSX and/or the NYSE American) the closing price of the Common Shares on the TSX or the NYSE American averaged over the last five (5) consecutive trading days of the fiscal quarter. Fractional Common Shares will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

Generally, a Participant in the DSU Plan shall be entitled to redeem their DSUs during the period commencing on the business day immediately following the date upon which the Participant ceases to hold any position as a Director of the Company and its subsidiaries and is no longer otherwise employed by the Company or its subsidiaries, including in the event of death of the Participant (the “Termination Date”), and ending on the 90th day following the Termination Date, provided, however that for eligible U.S. Participants, redemption will be made upon such Participant’s “separation from service” as defined under Internal Revenue Code Section 409A. Redemptions under the DSU Plan may be settled in Common Shares issued from treasury, Common Shares purchased by the Company on the open market for delivery to the Participant, cash, or any combination of the foregoing, subject to the restrictions set forth in the DSU Plan.

Transferability

No right to receive payment of deferred compensation or retirement awards shall be transferable or assignable by any Participant under the DSU Plan except by will or laws of descent and distribution.

Amendments to the DSU Plan

The DSU Plan provides that the Board may at any time, and from time to time, and without Shareholder approval, amend any provision of the DSU Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including, without limitation:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan including amendments of a “clerical” or “housekeeping” nature;

(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the DSU Plan;

(c)	amendments to the termination provisions of the DSU Plan;

(d)	amendments necessary or advisable because of any change in applicable securities laws;

(e)	amendments to the transferability of DSUs provided for in the DSU Plan;

(f)	amendments relating to the administration of the DSU Plan; or

(g)	any other amendment, fundamental or otherwise, not requiring Shareholder approval under applicable laws or the rules of the Toronto Stock Exchange or the NYSE American;

provided, however, that:

1)	no such amendment of the DSU Plan may be made without the consent of each affected Participant in the DSU Plan if such amendment would adversely affect the rights of such affected Participant(s) under the DSU Plan; and

2)	Shareholder approval shall be obtained in accordance with the requirements of the TSX and the NYSE American for any amendment:

(i)	to increase the maximum number of Common Shares which may be issued under the DSU Plan;

(ii)	to the amendment provisions of the DSU Plan; or

(iii)	to the definition of “Participant”.

Burn Rate

The Deferred Share Unit Plan burn rate for each of the three most recently closed fiscal years is:

Deferred Share Unit Plan
Fiscal Year	Burn Rate
2015	0.02%
2016	0.01%
2017	0.02%

INDEBTEDNESS OF DIRECTORS AND OFFICERS

As of November 30, 2017, and the date hereof, the aggregate indebtedness to the Company and its subsidiaries of all executive officers, Directors and employees, and their respective associates, and former executive officers, Directors and employees of the Company or any of its subsidiaries was $nil.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed or related person of the Company, which includes each person who has been a Director or executive officer of the Company since the beginning of the most recently completed fiscal year, nor any proposed nominee for election as Director, nor any associate or affiliate of such informed person or proposed nominee, has had any material interest, direct or indirect, in any transaction entered into by the Company since the beginning of the most recently completed fiscal year, or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries. Generally speaking, under SEC rules, any transaction in which a related person has a material interest, other than transactions involving aggregate amounts less than $120,000, must be approved or ratified by the Audit Committee. The policies apply to all executive officers, directors and their immediate family members. Since December 1, 2016, there were no related person transactions under the relevant standards. Please refer to the section titled “Ethical Business Conduct” beginning on page 81 of this Circular for a discussion about the Company’s policies and procedures governing related party transactions.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board is committed to sound corporate governance practices, which are both in the interest of Shareholders and contribute to effective and efficient decision making. As part of the Company’s commitment to effective corporate governance, the Board, with the assistance of the Audit and Corporate Governance and Nominations Committees, monitors changes in legal requirements and best practices.

2017 Post-Proxy Season Shareholder Engagement

Following the 2017 annual meeting of Shareholders, the Chair of the Corporate Governance and Nominations Committee (the “Chair”) joined management and members of the Compensation Committee in a post-proxy season Shareholder engagement campaign. The Company invited its top 20 Shareholders to meet to discuss general corporate governance and executive compensation matters. The Chair, management and members of the Compensation Committee met with 12 of those Shareholders representing approximately 21.3% of the Company’s outstanding shares between May and October 2017. Some meetings were conducted in person and others were held telephonically. We undertook this enhanced engagement campaign primarily in response to a lower than usual approval rate of the advisory vote on the Company’s executive compensation program, but we also wanted to ensure that Shareholders had an opportunity to discuss and provide feedback on the Company’s corporate governance programs with the Chair and members of management. Following the conclusion of these meetings, the Corporate Governance and Nominations Committee analyzed the information received and made some recommendations for changes to the Board. The Board approved a number of changes to our corporate governance program in response to the feedback received from Shareholders.

A summary of the key feedback we received from Shareholders and our response to that feedback is contained in the following table:

Shareholder Feedback	Our Response
Board refreshment needed: • lengthy tenure of some members • interlocking directorships • independence

The longest tenured Director, Gerald McConnell, will not stand for election at the 2018 Meeting.

Dr. Diane Garrett is being presented to Shareholders at the 2018 Meeting as a new nominee for Director.

The Board will consider tenure, board interlocks, independence concerns, and other factors as it contemplates additional changes in Board composition over the next one to two years.

Increase Board diversity

Nominated Dr. Diane Garrett to serve as a Director. If management’s slate of Director nominees is elected, NOVAGOLD’s Board will be 20% female.

As part of comprehensive Board refreshment over the next one to two years, at least 50% of new candidates considered for vacant Board seats will be female as required by the Charter of the Corporate Governance and Nominations Committee.

Eleven-member Board is too large	Board size will be reduced to ten members as of 2018 Meeting.
Overboarding concerns

Adopted a Board Service Policy limiting the number of outside Boards upon which Directors may serve.  Effective immediately for new candidates, effective for incumbent Directors as of 2019 annual Shareholder meeting.  See the description of the Board Service Policy on page 84.

Set out below is a description of certain corporate governance practices of the Company, as required by National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”).

Board of Directors

The Company has a Board comprised of 10 Directors, led by Dr. Thomas Kaplan as Chairman and Gerald McConnell as independent lead Director. The Board currently has 11 seats with one vacancy due to the resignation of Dr. Marc Faber on October 17, 2017. Following the 2017 post-proxy season Shareholder engagement campaign described above, the Board elected to reduce its size to 10 seats as of May 4, 2018, the date of the Meeting. As a result, the Board decided not to fill the vacancy left by Dr. Faber’s resignation, Mr. McConnell has agreed that he will not stand for re-election to the Board at the Meeting, and Dr. Diane Garrett has been nominated to serve as a new Director to fill the vacancy if Shareholders approve her election at the Meeting.

Dr. Kaplan is the Chairman and Chief Executive Officer of The Electrum Group, the investment adviser to the Company’s largest shareholder, Electrum. The Board elected Dr. Kaplan as Chairman because of Electrum’s significant ownership interest in the Company (26.24% ownership as of March 12, 2018) as well as Dr. Kaplan’s extensive experience as an entrepreneur, developer of and investor in public and private natural resources companies. As described below, to ensure independence in Board governance, the Board has appointed an independent lead Director to coordinate discussion among the independent members of the Company’s Board and to lead Board meetings if Dr. Kaplan is unavailable. Mr. McConnell currently serves as the Board’s independent lead Director. Following the Meeting and the departure of Mr. McConnell, a new independent lead Director will be appointed by the Board.

NP 58-201 recommends that boards of directors of reporting issuers be composed of a majority of independent directors. With 8 of the 10 current Directors considered independent, the Board is currently composed of a majority of independent directors. The 8 independent Directors are: Sharon Dowdall, Gillyeard Leathley, Igor Levental, Kalidas Madhavpeddi, Gerald McConnell, Clynton Nauman, Rick Van Nieuwenhuyse and Anthony Walsh. If elected to serve on the Company’s Board, Dr. Diane Garrett will be considered an independent Director. Gregory Lang is the President and CEO of the Company and therefore deemed non-independent. Dr. Kaplan, the Chairman of the Board, is not considered to be independent as a result of his relationship to the Company’s largest Shareholder. Gillyeard Leathley is considered independent for general corporate governance purposes, but is not considered independent under the more stringent audit committee independence rules due to a consulting agreement he has entered into with the Company. Mr. Leathley is not a member of the Company’s Audit Committee.

The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Board holds regular meetings every quarter. Between the scheduled meetings, the Board meets as required. The independent Directors are afforded an opportunity to meet separately from the non-independent Directors and any representatives of management at each Board meeting. The independent Directors meet in camera at least annually and on an as-needed basis. During fiscal year 2017, the independent Directors met four times. Management also communicates informally with the Directors on a regular basis and solicits advice from members or advisors on matters falling within their areas of special knowledge or experience.

The Board has five standing subcommittees: Audit, Compensation, Corporate Communications, Corporate Governance and Nominations, and EHSS and Technical. Each of the foregoing subcommittees has its own charter, copies of which are available on the Company’s website at: www.novagold.com under the Governance tab. Special committees are appointed from time to time with respect to specific matters.

The Board and its standing subcommittees meet regularly outside the presence of Company management to engage in open discussion about Company strategy, management’s performance, and any items of special concern or note that may impact the Company. Depending upon the topic, the Board or its standing subcommittees may meet with experts of their choosing, such as the Compensation Consultant, the Company’s Auditors or outside legal counsel, for example, outside the presence of management. The Board believes this practice of meeting without Company management from time to time results in frank discussions, assessments and the effective oversight of risks and opportunities facing the Company.

The following Directors and Director nominees currently serve on the following boards of directors of other reporting issuers:

Name	Reporting Issuer
Sharon Dowdall	Foran Mining Corporation (TSX-V:FOM) Olivut Resources Ltd. (TSX-V:OLV)
Diane Garrett*	Nickel Creek Platinum Corp (TSX:NCP) (formerly known as Wellgreen Platinum Ltd.) OceanaGold (TSX:OGC)* Revival Gold (TSX-V:RVG) TriStar Gold (TSX:TSG)*
Thomas Kaplan	None
Gregory Lang	Trilogy Metals Inc. (TSX, NYSE American: TMQ)
Gillyeard Leathley	Nickel Creek Platinum Corp (TSX:NCP) (formerly known as Wellgreen Platinum Ltd.)
Igor Levental	None
Kalidas Madhavpeddi	Capstone Mining Corp. (TSX:CS) Trilogy Metals Inc. (TSX, NYSE American: TMQ)
Gerald McConnell	Namibia Rare Earths Inc. (TSX-V:NRE) Trilogy Metals Inc. (TSX, NYSE American:TMQ)
Clynton Nauman	Alexco Resource Corp. (TSX:AXR)
Rick Van Nieuwenhuyse	Alexco Resource Corp. (TSX:AXR) Trilogy Metals Inc. (TSX, NYSE American: TMQ) SolidusGold Inc. (TSX-V:SDC)
Anthony Walsh	Dundee Precious Metals Inc. (TSX:DPM) Sabina Gold & Silver Corporation (TSX:SBB) The TMX Group Inc. (TSX:X)

*Dr. Diane Garrett will not stand for re-election to the boards of OceanaGold and TriStar Gold at their 2018 annual shareholder meetings.

Independence of Directors

The Board determined that the following Directors qualify as independent under the applicable Board and committee standards of the NYSE American, SEC rules and National Instrument 58-101: Ms. Dowdall and Messrs. Leathley, Levental, Madhavpeddi, McConnell, Nauman, Walsh and Van Nieuwenhuyse. Dr. Kaplan is not considered to be independent because he is the Chairman and Chief Executive Officer of The Electrum Group, which manages the portfolio of Electrum, the largest Shareholder of the Company. Mr. Lang is not considered to be independent because he is the Company’s President and Chief Executive Officer. Dr. Diane Garrett will be considered an independent Director if her election to the Board is approved by the Shareholders at the Meeting.

Board Mandate

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through the delegation of specific responsibilities to committees of the Board. The Board works with management to establish the goals and strategies of the Company, to identify principal risks, to select and assess senior management and to review significant operational and financial matters. The Board does not have a written mandate. The Board delineates its role and responsibilities based on the statutory and common law applicable to the Company.

The Board has appointed an Audit Committee to assist the Board in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s internal financial controls and audit function and the independent auditors, and (iv) compliance by the Company with legal and regulatory requirements. The members of the Audit Committee are appointed annually by the Board following the annual general meeting of shareholders. The members of the Audit Committee are required to meet the independence and experience requirements of the NYSE American and Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC. At least one member of the Audit Committee is required to be an “audit committee financial expert” as defined by the SEC. The Company’s Audit Committee consists of fully independent members and the Company’s “audit committee financial expert” is Anthony Walsh. The Audit Committee meetings are held quarterly at a minimum. The Audit Committee met four times in the fiscal year ended November 30, 2017. The Audit Committee Charter is available on the Company’s website at www.novagold.com under the Governance tab.

Position Descriptions

The position descriptions for the chairs of each Board committee are contained in the committee charters. The chair of each of the following committees: Audit, Compensation, Corporate Communications, Corporate Governance and Nominations, and EHSS and Technical, is required to ensure the Committee meets regularly and performs the duties as set forth in its charter, and reports to the Board on the activities of the Committee. The Board has developed a written position description for the Chair of the Board and this position is presently held by Dr. Thomas Kaplan. The Chair of the Board is principally responsible for overseeing the operations and affairs of the Board.

The Board has also developed a written position description for the CEO. The CEO is primarily responsible for the overall management of the business and affairs of the Company. In this capacity, the CEO shall establish the strategic and operational priorities of the Company and provide leadership to the management team. The CEO is directly responsible to the Board for all of the Company’s activities.

Orientation and Continuing Education

The Company provides an orientation and education program to new directors. This program consists of providing education regarding directors’ responsibilities, corporate governance issues, committee charters as well as recent and developing issues related to corporate governance and regulatory reporting. The Company provides orientation in matters material to the Company’s business and in areas outside of the specific expertise of the Board members. All new members of the Board have historically been experienced in the mining sector; therefore general mining orientation has not been necessary.

Continuing education helps Directors keep up to date on changing governance issues as well as requirements and legislation or regulations in their field of experience. The Board recognizes the importance of ongoing education for the Directors and senior management of the Company and the need for each Director and officer to take personal responsibility for this process. To facilitate ongoing education, the CEO or the Board may from time to time, as required:

•	request that Directors or officers determine their training and education needs;
•	arrange visits to the Company’s projects or operations;
•	arrange funding for attendance at seminars or conferences of interest and relevance to their position; and
•	encourage participation or facilitate presentations by members of management or outside experts on matters of particular importance or emerging significance.

During the 2017 fiscal year, Directors participated in educational sessions and received educational materials on the topics outlined below.

Educational Topic	Date	Audience
Considerations for determining Directors’ status as independent or non-independent	January 2017	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental & Faber)
Alaska – British Columbia Transboundary Waters developments, Proposed CERCLA 108 Financial Assurance regulations	January 2017	EHSS and Technical Committee (Messrs. Leathley, Lang, Nauman and Van Nieuwenhuyse)
New FASB Accounting Standards: share-based compensation, financial instruments, cash receipts/payments, restricted cash, leases	April 2017	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall)
New TSX Rules concerning mandatory adoption of Majority Voting Policies and the required provisions thereof	March 2017	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental & Faber)
“Stand for Salmon” Alaska ballot initiative and related legislative bills	May 2017	Board of Directors (all members in attendance)
Compensation Governance Trends	May 2017	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall)
Advance Notice Policies in Canada, Canadian Securities Administrators Notice on Social Media Use by Reporting Issuers	May 2017	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental & Faber) Corporate Communications Committee (Messrs. Levental, Lang, McConnell and Van Nieuwenhuyse)
U.S. Congressional Review Act repeals, U.S. New Executive Orders	May 2017	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental & Faber) EHSS and Technical Committee (Messrs. Leathley, Lang, Nauman and Van Nieuwenhuyse)
Shareholder-Director Engagement Framework	May 2017	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall) Corporate Governance and Nominations Committee (Mr. McConnell)
2017 Proxy Season Trends	August 2017	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental & Faber) Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall)

Educational Topic	Date	Audience
TSX Rule Update – Posting of Governance Materials, SEC Proposal to Streamline Regulation S-K	November 2017	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental & Ms. Dowdall)

In addition, the Board encourages senior management to participate in professional development programs and courses and supports management’s commitment to training and developing employees.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) for the Company’s Directors, officers and employees. The Ethics Code is available on SEDAR at www.sedar.com, on the Company’s website at www.novagold.com under the Governance tab, or may be obtained by contacting the Company at the address given under “Additional Information” at the end of this Circular.

The Board has ultimate responsibility for monitoring compliance with and enforcing the Ethics Code. The Board has delegated this compliance monitoring responsibility to the Corporate Governance and Nominations Committee which, among other things, reviews the Ethics Code periodically. The Board has delegated the responsibility of monitoring complaints regarding accounting, internal controls, cybersecurity matters, or auditing matters to the Audit Committee. Monitoring of accounting, internal control, cybersecurity and auditing matters, as well as violations of the law, the Ethics Code and other Company policies or directives, occurs through the Board’s and the Committees’ regular oversight of the Company’s operations. In addition, the Company maintains an independent, anonymous whistleblower hotline which is accessible by telephone, email or internet to which complaints or concerns may be reported. Concerns or questions regarding the Ethics Code may also be raised directly with the Company’s outside counsel. The Company’s Anti-Corruption, Anti-Bribery, Anti-Fraud Policy (the “Policy”), also available on the Company’s website at www.novagold.com under the Governance tab, establishes Formal Reporting Channels for Directors, officers, employees and agents to report suspected Policy violations or concerns related to the implementation of the Policy and mandates use of the Formal Reporting Channels in the event of specified circumstances. The Company commits to conduct appropriate, fair and thorough investigations of all concerns raised and to not tolerate retaliatory action against any individual for reporting, in good faith, concerns regarding known or suspected violations of any of the Company’s policies.

Certain Company Directors serve as directors or officers of other reporting issuers or have significant shareholdings in other companies. To the extent that such other companies may participate in business ventures in which the Company may participate, the Directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. The Ethics Code explicitly addresses such situations and provides that a Director who is in a position where his or her private interests conflict with the interests of NOVAGOLD or may have an adverse effect on the Director’s motivation or the proper performance of his or her job must notify the Chair of the Corporate Governance and Nominations Committee of the existence of an actual or potential conflict of interest. In the event that such a conflict of interest arises at a meeting of the Board, the Director who has such a conflict is obligated to disclose the interest and to refrain from discussing and from voting for or against the approval of such matter. Any Director who may have an interest in a transaction or agreement with the Company is required to disclose such interest and abstain from discussions and voting in respect to same if the interest is material as required by the Business Corporations Act (British Columbia). In considering related party transactions, the Board, and management, if applicable, will assess the materiality of related party transactions on a case-by-case basis with respect to both the qualitative and quantitative aspects of the proposed related party transaction. Company officers and employees are similarly required by the Ethics Code to disclose all actual or potential conflicts of interest and to protect the Company’s confidential information and business opportunities. Related party transactions that are in the normal course are subject to the same processes and controls as other transactions; that is, they are subject to standard approval procedures and management oversight, but will also be considered by management for reasonability against fair value determined on an arms-length basis. Related party transactions that are found to be material are subject to review and approval by the Company’s Audit Committee, which is comprised of independent Directors.

Nomination of Directors

The Corporate Governance and Nominations Committee, which met four times during fiscal 2017, advises and makes recommendations to the Board on recruitment and nomination of members to the Board. On an annual basis, the Committee assesses the appropriate size of the Board with a view to determining the impact of the number of directors and the effectiveness of the Board, and recommending to the Board, if necessary, a reduction or increase in the size of the Board. Annually or as required, the Committee recruits and identifies potential candidates and considers their appropriateness for membership on the Board. The Corporate Governance and Nominations Committee is responsible for reviewing any Shareholder proposals to nominate candidates for Director. Shareholders may submit names of persons to be considered for nomination, and the Corporate Governance and Nominations Committee will consider such persons in the same way it evaluates other individuals for nomination as a new Director. For the Company’s policies regarding Shareholder requests for nominations, see the section entitled "Shareholder Proposals" in this Circular. None of the current nominees were nominated by a Shareholder. The Corporate Governance and Nominations Committee abides by a diversity policy contained in the Committee’s Charter aimed at selecting nominees to the Board with a variety of personal qualities, relevant experience, educational achievement, ethnicity, age, gender and cultural backgrounds. It is the job of the Corporate Governance and Nominations Committee to ensure that the background and skills of the Directors align with the Company’s strategic direction. The Committee’s Charter is available on the Company website at: www.novagold.com under the Governance tab. All members of the Corporate Governance and Nominations Committee are independent Directors. The Company aims to have a well-rounded Board that will guide the organization’s strategy on economic, environmental and societal topics of highest relevance during the current and future lifecycle of its operations.

Board Diversity and Tenure

In 2014, the securities regulatory authorities of all but two of Canada’s provinces and territories announced final amendments to National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure, which came into effect on December 31, 2014. The amendments adopt a “comply or explain” disclosure model regarding director term limits and the representation of women on boards and in executive officer positions which require TSX-listed issuers to annually disclose in their proxy circular or annual information form (or provide an explanation for the absence of) the following:

•	director term limits or other mechanisms of board renewal;
•	written policies regarding the representation of women on the board;
•	the board’s or nominating committee’s consideration of the representation of women in the director identification and selection process;
•	the issuer’s consideration of the representation of women in executive officer positions when making executive officer appointments;
•	any targets voluntarily adopted regarding the representation of women on the board and in executive officer positions; and
•	the number and proportion of women on the board and in executive officer positions.

The disclosure requirements of the amended NI 58-101 are applicable to disclosure documents which are filed following an issuer's financial year ending on or after December 31, 2014.

Board Renewal

The topic of director term limits was discussed by both the Corporate Governance and Nominations Committee (referred to in this section as the “Committee”) and the Board. The Board has not adopted any director term limits. With regard to the nomination of directors, the Board notes that the Committee’s Charter mandates that the Committee annually “develop and update a long-term plan for the composition of the Board . . . and report to the Board thereon.” This process shall include a “review [of] the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board.” Included among the criteria to be considered by the Committee in this annual evaluation is the “length of service and potential retirement” of current Directors.

In addition, the Committee regularly conducts a Board self-assessment process with the assistance of outside legal counsel which provides each Director with the opportunity to assess how the Board is functioning and to make suggestions for improvements. The assessment process expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management’s preparation for and participation in those meetings; the clarity and appropriateness of each Board committee’s charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company’s business strategies, risk management, and regulatory reporting compliance; and Board compensation. In the most recent of these assessments, completed in January 2017, the Directors uniformly and strongly expressed their confidence in the composition, organization, operation, and effectiveness of the Board.

The Board is committed to regular evaluations of its composition, organization, operation, and effectiveness. The Board concluded that these governance processes are a more appropriate manner in which to ensure proper Board composition and function than adopting a mandatory tenure or retirement age policy.

What is changing in 2018? During the summer of 2017, the Chair of the Committee met with many of the Company’s largest institutional shareholders, who expressed an interest in seeing the Company reduce the size of the Board, increase Board diversity, and implement some board renewal and as five years have passed without any change in Directors. In response, the Committee recommended that the Board not fill the vacancy created by the resignation of Dr. Marc Faber in October 2017, recommended that the Board accept Gerald McConnell’s decision not to stand for election at the Meeting, recommended that the Board fix its size at ten, down from eleven seats, and nominated Dr. Diane Garrett as a new director for Shareholder approval at the Meeting. The Board accepted and agreed to implement the Committee’s recommendations effective as of the Meeting. Additionally, the Committee and Board will continue to evaluate the Board’s composition and tenure of its members as further renewal is considered.

Board and Company Diversity

At present one of the Company’s ten Directors, or 10% of the Company’s Directors, is female. If the slate of Director nominees proposed by the Board is elected at the Meeting, two of the ten Board members, or 20%, will be female. One of the six Company executives at the level of Vice President and above, or 16.7% of Company executives, is female. Overall, of the Company’s 13 employees, six, or 46%, are women. The Company’s written policies regarding the representation of women on the Board and the Committee’s consideration of the representation of women in the Director identification and selection process are described below. For the reasons explained, the Board and the Committee determined not to adopt specific representation targets for women at Board or executive levels.

The Committee’s Charter mandates that the Committee consider the following attributes of candidates for the Board: “(1) relevant knowledge and experience in areas including mining, business, finance, accounting, international business, government, and technology; (2) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (3) diversity in ethnicity, gender, age, and cultural background; and (4) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings.” (Emphasis added.) The importance of diversity is incorporated in the Committee’s annual assessment of the long-term plan for the composition of the Board that considers: “the current strengths, competencies, skills and experience of the Board members; diversity in experience, ethnicity, gender, age, and cultural background; length of service and potential retirement; dates and the strategic direction of the Company.” (Emphasis added.)

After discussion of the amendments to NI 58-101, in January 2015 the Board adopted an amendment to the Committee’s Charter which provides:

Consistent with the objective of ensuring gender diversity, for every open Board position at least one-half of the candidates recommended by the Committee for consideration by the Board shall be female.

The Board believes that these written policies with regard to gender diversity on the Board are consistent with its objective of ensuring that the Board comprises the necessary range of background, experience, values and perspectives to optimize the Company’s opportunities for success. The additional commitment to recommending at least 50% female candidates for Board consideration in the ongoing process of refreshing the Board will ensure that a sufficiently gender diverse list of potential candidates is considered without compromising the Board’s fundamental commitment to make an objective assessment of who is the best person to fill a vacancy on the Board. Accordingly, the Board determined not to set targets for the percentage of women, or other aspects of diversity, on the Board.

Empowering every employee to be their best, affording every employee the opportunity to make a difference, and giving every employee a chance to be heard are core Company values. Selection of individuals for executive and other positions with the Company is guided by the Company’s policy which “prohibits discrimination in any aspect of employment based on race, color, religion, sex, national origin, disability or age.” The Company’s Board and management acknowledge the importance of all aspects of diversity including gender, ethnic origin, business skills and experience, because it is right to do so and because it is good for our business. When considering candidates for executive positions, the Board’s evaluation takes into account the broadest possible assessment of each candidate’s skills and background with the overriding objective of ensuring that the Company has the appropriate balance of skills, experience, and capacity that the Company needs to be successful. In the context of this overriding objective, the Company has determined not to set targets for the percentage of women, or other aspects of diversity, in executive officer positions.

Board Service Policy – New

In response to concerns raised by some Shareholders during the engagement campaign held following the 2017 Meeting, the Board adopted a policy in January 2018 to limit the number of outside public company boards on which Company directors may serve. The Board Service Policy provides that Company directors who serve as the CEO of a public company may serve only on NOVAGOLD’s Board and on one other public company board (presumably the board of the company where they serve as CEO). Company Directors who do not serve as the CEO of a public company may serve on no more than four public company boards in addition to serving on NOVAGOLD’s Board. The Board made the Board Service Policy immediately applicable to future Directors, but implemented a transition period for compliance by incumbent Directors until the Company’s 2019 annual meeting of Shareholders. The Board Service Policy allows the Governance and Nominations Committee to consider whether there are factors related to an incumbent Director’s or candidate’s other board or executive obligations that warrant a waiver of the limitations established by the Board Service Policy. Any such waiver must be approved by the Board. A copy of the Board Service Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Insider Trading Policy

The Board has adopted an Insider Trading Policy applicable to all Directors and employees. The Insider Trading Policy prohibits Directors and employees from trading in the Company’s securities during blackout periods and while in possession of material, non-public information about the Company. It also discusses requirements applicable to Directors and certain officers regarding obligations to report their transactions in the Company’s securities. A copy of the Insider Trading Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Anti-Corruption, Anti-Bribery, Anti-Fraud Policy

The Company is committed to protecting its reputation, revenues, assets and information from corruption, bribery, fraud, deceit or other improper conduct by directors, officers, employees or agents. The Board has adopted a Code of Business Conduct and Ethics (described in the section titled “Ethical Business Conduct” above) which embodies NOVAGOLD’s commitment to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards. The newly adopted Anti-Corruption, Anti-Bribery, Anti-Fraud Policy sets out NOVAGOLD’s expectations and requirements relating to the prohibition, recognition, reporting, and investigation of suspected corruption, bribery, fraud, deceit, or other improper conduct. A copy of the Anti-Corruption, Anti-Bribery, Anti-Fraud Policy is available on the Company website at: www.novagold.com under the Governance tab.

Executive Compensation Clawback Policy – New

In response to concerns about the lack of a Company clawback policy raised by some shareholders during the engagement campaign held following the 2017 Meeting, the Board adopted an Executive Compensation Clawback Policy in November 2017. The policy states that in the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the securities laws, at the Board’s direction, the Company will seek to recover any incentive compensation awarded or paid to a NEO for a fiscal year if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Prior to the adoption of this policy, the Company was waiting for the SEC to issue a final clawback rule before it adopted a clawback policy; however, the SEC has not issued and appears unlikely to issue a final rule at this time. Therefore, the Company opted to adopt a policy now in response to shareholder concerns. A copy of the Executive Compensation Clawback Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Human Rights Policy

NOVAGOLD is committed to having a positive influence in the communities where we operate, which includes ensuring that we respect human rights. Accordingly, the Board recently adopted a Human Rights Policy. The policy acknowledges that the primary duty to protect and secure human rights rests with government. NOVAGOLD accepts and embraces the duty of business to respect human rights as defined in Universal Declaration of Human Rights, the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, the United Nations Global Compact and the United Nations Guiding Principles on Business and Human Rights. NOVAGOLD has identified seven areas of salient human rights risks associated with our business activities and relationships. NOVAGOLD identified these risks based on management’s experience in the gold mining industry, through engagement with stakeholders potentially affected by our operations, and through interaction with the Native Alaska and First Nation peoples who own, occupy, or use the lands on which our projects are located. A complete copy of the Human Rights Policy is available on the Company website at: www.novagold.com under the Governance tab.

Corporate Disclosure Policy – updated in 2018

NOVAGOLD is committed to providing fair and equal access to information that may affect the investment decisions of security holders and the public. The goal of the Corporate Disclosure Policy is to raise awareness of the Company’s approach to disclosure, to promote compliance among the Board, management, employees, consultants and any other insiders, and to ensure that NOVAGOLD’s disclosure practices remain consistent at all levels. The Corporate Disclosure Policy was adopted to ensure that all communications to shareholders and the investing public about the Company and its subsidiaries are: a) complete, factual, accurate and timely, and b) broadly disseminated in accordance with all applicable legal and regulatory requirements.

In 2018, the Board approved an update to the policy, which most notably includes a new section that provides a framework for Board member engagement with Company security holders. A copy of the Corporate Disclosure Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Other Board Committees

In addition to the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee, the Board also has the EHSS and Technical Committee and the Corporate Communications Committee. The EHSS and Technical Committee’s objective is to provide oversight for the development, implementation and monitoring of the Company’s health, safety, environment and sustainability policies. The Corporate Communications Committee has general responsibility for all regulatory disclosure requirements and for overseeing the Company’s disclosure practices in accordance with its Corporate Disclosure Policy and shall, together with management, be primarily responsible for the preparation of all press releases, investor presentations and other corporate communication materials.

Assessments

The Corporate Governance and Nominations Committee, with the assistance of outside counsel, circulates a Board assessment questionnaire to all Directors requesting information about the effectiveness of the Board and each committee, as well as about the interaction between the Board and Company management. The assessment expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management’s preparation for and participation in those meetings; the clarity and appropriateness of each Board committee’s charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company’s business strategies, risk management, and regulatory reporting compliance; and Board compensation. The questionnaire also requests evaluation of the competencies and skills each Director is expected to bring to his or her particular role on the Board or on a committee, as well as any other relevant facts. Completed assessment questionnaires are returned to outside counsel to the Company to protect the anonymity of the responder, thus encouraging honest and open responses. Outside counsel presents a summary of the questionnaire responses to the Corporate Governance and Nominations Committee Chair, and then presents the summary to the Board and management as appropriate. The most recent Board assessment was completed in January 2017.

The Board is responsible for selecting and appointing executive officers and senior management and for monitoring their performance. The performance of senior management is measured annually against pre-set objectives and the performance of mining companies of comparable size. The Corporate Governance and Nominations Committee is responsible for overseeing the development and implementation of a process for assessing the effectiveness of the Board, its committees and its members.

Majority Voting Policy

See “Matters to be Acted Upon at Meeting – Election of Directors” for a description of the Company’s Majority Voting Policy.

Compensation Committee Interlocks and Insider Participation

The Board has a Compensation Committee, as more fully described under the heading “Compensation Discussion and Analysis”.

None of the Compensation Committee is or has been an executive officer or employee of the Company or any of its subsidiaries. No executive officer of the Company is or has been a director or member of the compensation committee of another entity having an executive officer who is or has been a director or a member of the Compensation Committee of the Company.

Shareholder Communication with the Board

Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member or to the Board generally c/o Blake, Cassels & Graydon LLP, Corporate Secretary, NOVAGOLD RESOURCES INC., Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, British Columbia, Canada, V7X 1L3. The Company's Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to a particular Board member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company's Secretary will review all communications before forwarding them to the appropriate Board member. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Other Business

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the person named in the proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. The Company will furnish to Shareholders, free of charge, a hard copy of the Company’s financial statements and management’s discussion and analysis and/or a hard copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017, upon request to Investor Relations at NOVAGOLD RESOURCES INC., 789 West Pender Street, Suite 720, Vancouver, British Columbia, V6C 1H2, Canada, Telephone 604-669-6227, Toll-Free 866-669-6227, Fax 604-669-6272. Financial information is provided in the Company’s annual financial statements and management’s discussion and analysis for its most recently completed fiscal year.

OTHER MATERIAL FACTS

There are no other material facts to the knowledge of the Board relating to the matters for which this Circular is issued which are not disclosed herein.

SHAREHOLDER PROPOSALS

Pursuant to the rules of the SEC, shareholder proposals intended to be presented at the 2019 annual meeting of the Shareholders of the Company, and to be included in the Company’s proxy materials for the 2019 annual meeting of the Shareholders of the Company, must be received by us at our office in Vancouver, British Columbia by no later than November 30, 2018, which is 120 calendar days before the anniversary date on which our Circular was released to Shareholders in connection with this year's annual meeting of the Shareholders of the Company, if such proposals are to be considered timely. If the date of the next annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting of the Shareholders of the Company, then the deadline to submit a proposal to be considered for inclusion in next year’s proxy circular and form of proxy, is a reasonable time before we begin to print and mail proxy circular materials. The inclusion of any shareholder proposal in the proxy materials for the 2019 annual meeting of the Shareholders of the Company will be subject to the applicable rules of the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act.

The Company’s Articles do not provide a method for a shareholder to submit a proposal for consideration at the 2019 annual general meeting of the Shareholders. However, the Business Corporations Act (British Columbia) (the “BCBCA”), in Part 5, Division 7, “Shareholder Proposals”, sets forth the procedure by which a person who:

a)	is a registered owner or beneficial owner of one or more shares of the Company that carry the right to vote at general meetings; and

b)	has been a registered owner or beneficial owner of one or more such shares for an uninterrupted period of at least 2 years before the date of the signing of the proposal,

may submit a written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of the Company (a “proposal”).

The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of the Company and the submitter upon a valid proposal being made. In general, for a proposal to be valid, it must be:

•	supported in writing by holders of shares that, in the aggregate, either (i) constitute at least 1% of the issued shares of the Company that carry the right to vote at general meetings; or (ii) have a fair market value of C$2,000;

•	accompanied by a declaration containing certain prescribed information; and

•	submitted to the registered office of the Company at least three months before the anniversary of the Company’s last annual general meeting.

HOUSEHOLDING

The SEC’s rules permit the Company to deliver a single set of proxy materials to one address shared by two or more Shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. The Company has delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless the Company has received contrary instructions from any Shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record, or Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Street name holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record or Broadridge at the phone number or address listed above.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The contents and the sending of the Circular have been approved by the Board.

By Order of the Board of Directors of

NOVAGOLD RESOURCES INC.

Gregory A. Lang

President and Chief Executive Officer

Vancouver, British Columbia

March 22, 2018